UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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EXELIXIS, INC.
(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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210 East Grand Ave.
South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2015
To the Stockholders of Exelixis, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Exelixis, Inc., a Delaware corporation (“Exelixis”), will be held on Wednesday, May 27, 2015, at 8:00 a.m., local time, at Exelixis’ offices located at 210 East Grand Avenue, South San Francisco, California 94080 for the following purposes:

1.	To elect the three Class I nominees for director named in the Proxy Statement accompanying this Notice to hold office until the 2018 Annual Meeting of Stockholders.
2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending January 1, 2016.
3.	To approve, on an advisory basis, the compensation of Exelixis’ named executive officers, as disclosed in the Proxy Statement accompanying this Notice.
4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.

We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2014 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our 2014 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that this process will allow us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.
The record date for the Annual Meeting is March 31, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on May 27, 2015, at 8:00 a.m., local time, at Exelixis’ offices located at 210 East Grand Avenue, South San Francisco, CA 94080.
The Proxy Statement and Annual Report to stockholders are available at www.exel-annualstockholdermeeting.com.

The Board of Directors recommends that you vote “FOR” Proposal Nos. 1-3 identified above.

By Order of the Board of Directors

JEFFREY J. HESSEKIEL
Executive Vice President, General Counsel and Secretary
South San Francisco, California
April 16, 2015

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE 2015 ANNUAL MEETING OF STOCKHOLDERS, TO ENSURE THAT YOU ARE REPRESENTED AT THE MEETING AND TO ENSURE THAT A QUORUM IS PRESENT, YOU ARE URGED TO VOTE YOUR PROXY ONLINE, BY TELEPHONE OR BY RETURNING A PROXY CARD BY MAIL AS INSTRUCTED IN THE NOTICE OF AVAILABILITY OF PROXY MATERIALS. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOU HOLD YOUR SHARES THROUGH A BROKER, BANK OR OTHER NOMINEE, THEN THAT ENTITY IS THE HOLDER OF RECORD AND YOU WILL NEED TO FOLLOW THE INSTRUCTIONS ON THE INSTRUCTION FORM THEY SEND TO YOU AND THEY WILL VOTE YOUR SHARES AS YOU DIRECT, OR YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT ENTITY TO VOTE YOUR SHARES.

210 East Grand Ave.
South San Francisco, CA 94080

PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS MAY 27, 2015
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?
We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail because the Board of Directors, or the Board, of Exelixis, Inc. (sometimes referred to as “we,” “us” or “Exelixis”) is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return a proxy card, or follow the instructions below or in the Notice of Internet Availability of Proxy Materials described below to submit your proxy over the telephone or on the Internet.
These materials were first sent or made available to stockholders on April 16, 2015.
What is included in these proxy materials?
These proxy materials include:

•	The Notice of the 2015 Annual Meeting of Stockholders;

•	The Proxy Statement for the Annual Meeting; and

•	Our Annual Report on Form 10-K for the year ended January 2, 2015, as filed with the Securities and Exchange Commission, or SEC, on March 2, 2015, or the Annual Report.
If you requested printed versions by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting.
Why did I receive a one-page notice in the mail regarding Internet availability of proxy materials instead of a full set of printed proxy materials?
Pursuant to rules adopted by the SEC, we have elected to use the Internet as the primary means of furnishing proxy materials to our stockholders this year. This method allows us to deliver the proxy materials to you more quickly, lowers our costs significantly and helps to conserve natural resources. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or Notice of Availability, to our stockholders who have not asked us to provide proxy materials in printed form. All stockholders receiving a Notice of Availability can request a printed set of proxy materials. Moreover, all stockholders can access the proxy materials at www.exel-annualstockholdermeeting.com, irrespective of whether they receive a Notice of Availability or a printed copy of the proxy materials. Instructions on how to access the proxy materials on the Internet or how to request a printed copy may be found in the Notice of Availability and in this Proxy Statement.
In addition, a stockholder may ask to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of this option to help reduce the environmental impact of our annual meeting and to reduce costs associated with the physical printing and mailing of materials in line with our cost-containment strategies. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who may vote at the Annual Meeting?
Only stockholders of record at the close of business on March 31, 2015, the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, there were 195,922,080 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
If on March 31, 2015, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone or on the Internet as instructed below, or complete and mail the proxy card if you received printed materials.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 31, 2015, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your shares is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are three matters scheduled for a vote at the 2015 Annual Meeting. They are as follows:

•	Election of the three Class I nominees for director named herein to hold office until the 2018 Annual Meeting of Stockholders;

•	Ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2016; and

•	Advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.
How do I vote?
Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you have four ways to vote.

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In person. To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. You must bring valid photo identification such as a driver’s license or passport and may be asked to provide proof of stock ownership, such as your account statement, as of the Record Date, March 31, 2015.

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Via the Internet. To vote on the Internet, go to www.investorvote.com/EXEL and follow the instructions provided in the Notice of Availability. Your vote must be received by 11:59 p.m., Eastern Time, on May 26, 2015, to be counted.

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By Telephone. To vote by telephone, request a paper or email copy of the proxy materials by following the instructions provided in the Notice of Availability and call the number provided with the proxy materials to transmit your voting instructions. Your vote must be received by 11:59 p.m. Eastern Time, on May 26, 2015, to be counted.

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By Mail. To vote by mail, request a paper copy of the proxy materials by following the instructions provided in the Notice of Availability and complete, sign and date the proxy card enclosed with the paper copy of the proxy materials and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank (i.e., “Street Name”)
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received the Notice of Availability containing voting instructions from that organization rather than from us. Simply follow these instructions for your bank, broker or other agent to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies to vote shares by telephone and via the Internet. If your shares are held in an account with a broker or bank providing such a service, you may grant a proxy to vote those shares by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date, March 31, 2015.
How are proxies voted?
All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a stockholder specifies by means of a proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.
What if I return a proxy card but do not make specific choices?
If you are a stockholder or record and you return a signed and dated proxy card without marking any voting selections, your shares will be voted on the proposals as follows:

•	“For” the election of Drs. Cohen and Poste and Mr. Wyszomierski as described in Proposal 1;

•	“For” the ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2016 as described in Proposal 2; and

•	“For” the advisory approval of the compensation of our named executive officers as described in Proposal 3.
If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Proposal 2 constitutes a “routine” management proposal, and thus, if you do not give your broker or nominee specific instructions, your broker or nominee will nevertheless have the authority to vote your shares with respect to this proposal, but will not have the authority to vote your shares with respect to Proposals 1 or 3, which constitute “non-routine” proposals.
Who is paying for this proxy solicitation?
We will bear the entire cost of soliciting proxies, including the preparation, printing and mailing of the Notice of Availability, the Notice of Annual Meeting, the Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.
What does it mean if I receive more than one Notice of Availability or proxy card?
If you receive more than one Notice of Availability or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice of Availability or proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in the following ways:
Stockholder of Record: Shares Registered in Your Name

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Your proxy may be revoked by filing with the Secretary of Exelixis at our principal executive office, Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080, either (1) a written notice of revocation or (2) a duly executed proxy card bearing a later date.

•	Your proxy may also be revoked by granting a subsequent proxy by telephone or on the Internet (your latest telephone or Internet proxy is the one that is counted).

•	Your proxy may also be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke your proxy.
Beneficial Owner: Shares Registered in the Name of Broker or Bank

•	If your shares are held by your broker or bank as nominee or agent, you should follow the instructions provided by your broker or bank to revoke any prior voting instructions.
What is the quorum requirement for the Annual Meeting?
A majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting, either in person or by proxy, in order to hold a valid meeting. This is called a “quorum.”
If you are a stockholder of record, your shares will be counted towards the quorum only if you vote in person at the meeting or have properly voted by proxy on the Internet, by telephone or by submitting a proxy card or voting instruction form by mail (or one is submitted on your behalf by your broker, bank or other nominee). You may vote “For,” “Against” or “Abstain” for each proposal. Abstentions will be counted towards the number of shares considered to be present at the meeting for purposes of determining whether a quorum is present.
Shares represented by “broker non-votes” will be counted in determining whether there is a quorum present. Votes will be counted by the inspector of election appointed for the Annual Meeting. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.
How many votes are needed to approve each proposal and how are votes counted?

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Proposal 1-Election of Directors: Directors are elected by majority vote. Each of the three Class I nominees must receive “For” votes from the holders of a majority of shares cast with respect to such director (i.e., the number of shares voted “For” a director must exceed the number of shares voted “Against” that director). Abstentions and broker non-votes, if any, are not counted for purposes of electing directors and will have no effect on the results of this vote.

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Proposal 2-Ratification of Ernst & Young LLP: The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2016. Abstentions will have the effect of votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent accounting firm; thus we do not expect any broker non-votes on this proposal. To the extent there are any broker non-votes, they will have no effect on the results of this vote.

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Proposal 3-Advisory Vote on Executive Compensation: The affirmative vote of a majority of shares present in person or by represented proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the non-binding, advisory vote on executive compensation. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total. Since the vote is advisory, it is not binding on the Board or on us. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Compensation Committee and Board intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Your vote will serve as an additional tool to guide the Compensation Committee and Board in continuing to improve the alignment of our executive compensation programs with business objectives and performance and with the interests of our stockholders.

Do I have dissenters’ rights?
No. We are organized as a corporation under Delaware law. Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters’ rights with respect to any of the proposals set forth in this Proxy Statement and we will not independently provide the stockholders with any such rights.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form

8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Will other matters be voted on at the Annual Meeting?
We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxyholders.
What proxy materials are available on the Internet?
This Proxy Statement and our 2014 Annual Report are available at www.exel-annualstockholdermeeting.com.
What is the deadline for submitting stockholder proposals for the 2016 Annual Meeting?
To be considered for inclusion in the 2016 proxy materials, your proposal must be submitted in writing by December 18, 2015, to Exelixis’ Secretary at Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. However, if our 2016 Annual Meeting of Stockholders is not held between April 27, 2016, and June 26, 2016, then the deadline will be a reasonable time prior to the time that we make our proxy materials available to our stockholders, either online or in printed form.
If you wish to submit a proposal or nominate a director at the 2016 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must submit your proposal in writing, in the manner set forth in our Bylaws, to Exelixis’ Secretary at Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080, to be received no earlier than the close of business April 27, 2016, and no later than the close of business on March 28, 2016. However, if our 2016 Annual Meeting of Stockholders is not held between April 27, 2016, and June 26, 2016, then you must notify Exelixis’ Secretary, in writing, not earlier than the close of business on the 90th day prior to the date of the 2016 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 60th day prior to the date of the 2016 Annual Meeting of Stockholders or (ii) if we publicly announce the date of the 2016 Annual Meeting of Stockholders fewer than 70 days prior to the date of the 2016 Annual Meeting of Stockholders, the 10th day following the day that we first make such public announcement of the date of the 2016 Annual Meeting of Stockholders. We also advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairperson of the 2016 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, if you do not also comply with the requirements of Rule 14a-4(c)(1) promulgated under the Securities Exchange Act of 1934, as amended, our management will have discretionary authority to vote all shares for which it has proxies for any such stockholder proposal or director nomination, including in opposition to such stockholder proposal or director nomination.
How may I obtain a printed copy of the Proxy Materials?
Instructions on how to obtain a printed copy of the proxy materials are set forth in the Notice of Availability.
Where can I obtain directions to the Annual Meeting?
Directions to our Annual Meeting may be found on our website at: www.exelixis.com/about/locations-and-directions.

PROPOSAL 1
ELECTION OF CLASS I DIRECTORS
Our Certificate of Incorporation and Bylaws provide that the Board is divided into three classes, with each class having a three-year term. As of the date of this Proxy Statement, the Board has ten members -- three Class I directors, three Class II directors and four Class III directors. The term of office for each of the three directors in Class I will expire at the Annual Meeting. Each of the director nominees set forth in this Proxy Statement is currently a director of Exelixis who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2018 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.
As this is an uncontested election, directors will be elected by a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee of the Board may propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.
All director nominees set forth in this Proxy Statement have tendered an irrevocable resignation as a director conditioned upon (i) such director failing to receive a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting, and (ii) acceptance by the Board of such resignation. If a director nominee who is serving as a director at the time of the election does not receive a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting, the Nominating and Corporate Governance Committee will act to determine whether to accept the director’s conditional resignation and will submit such recommendation for prompt consideration by the Board. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within ninety days following certification of the stockholder vote. In making their decision, the Nominating and Corporate Governance Committee will evaluate the best interests of Exelixis and its stockholders and shall consider all factors and information deemed relevant. The director who tenders his conditional resignation shall not participate in the Nominating and Corporate Governance Committee’s recommendation or Board action regarding whether to accept the conditional resignation of such director. If the Board determines not to accept the conditional resignation of a director, the Board will promptly disclose its decision-making process and decision to reject the conditional resignation in a Form 8-K furnished to the Securities and Exchange Commission, or the SEC.
Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting. Incorporated within each biography is a description of the specific experience, qualifications, attributes and skills of each director or director nominee that led our Board to conclude that the individual should serve as a director as of the date of this Proxy Statement.
Class I Director Nominees for Election for a Three-Year Term Expiring at the 2018 Annual Meeting
Charles Cohen, Ph.D., age 64, has been a director since November 1995. Since May 2007, Dr. Cohen has been a managing director of Synthesis Capital (formerly Advent Healthcare Ventures), a venture capital firm. From 2003 to 2007, Dr. Cohen was Vice President of Advent International, a global private equity firm. From 2000 to 2002, Dr. Cohen was the Chief Executive Officer of Cellzome AG, a post-genomics biotechnology company. Prior to that time, Dr. Cohen co-founded Creative BioMolecules, Inc., a biotechnology company, in 1982 and was one of its directors and its Chief Executive Officer from 1985 to 1995. Dr. Cohen has served as a member of the board of directors of the following publicly-held biopharmaceutical companies: Anadys Pharmaceuticals, Inc., from 2000 to 2005, and Anesiva, Inc., from 2005 to 2007. Dr. Cohen serves on the board of directors and as a Chief Executive Officer of several Advent Healthcare Ventures privately-held portfolio companies. Dr. Cohen also served as the Chairman of the Supervisory Board of Cellzome AG, prior to its acquisition by GlaxoSmithKline in May 2012, and as the Chief Executive Officer of several other companies. Dr. Cohen received his Ph.D. from New York University School of Medicine. Our Board has concluded that Dr. Cohen should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to his training as a scientist, his knowledge and experience with respect to the biotechnology, pharmaceutical and healthcare industries, his broad leadership experience resulting from service on various boards and as a chief executive officer, and his knowledge and experience with respect to finance matters.
George Poste, D.V.M., Ph.D., FRS, age 70, has been a director since August 2004. Since February 2009, Dr. Poste has been the Chief Scientist at Complex Adaptive Systems Initiative and Regents’ Professor and Del E. Webb Professor of Health Innovation at Arizona State University. From May 2003 to February 2009, Dr. Poste served as the director of the Biodesign Institute at Arizona State University. Dr. Poste has served as the Chief Executive Officer of Health Technology Networks, a consulting company that specializes in the application of genomic technologies and computing in healthcare, since 2000. From 1992 to 1999, he was the Chief Science and Technology Officer and President, R&D, of SmithKline Beecham Corporation, a pharmaceutical company. Dr. Poste served on the Defense Science Board of the U.S. Department of Defense from 2001 to 2010 and is a member of other organizations dedicated to advancing defenses against bioweapons and biowarfare. Since February 2003, Dr. Poste has served as a member of the board of directors of Monsanto Company, a publicly-held provider of agricultural products and solutions. From April 2000 until August 2009, Dr. Poste served as the Non-Executive Chairman of Orchid Cellmark, Inc., a publicly-held DNA forensics company. Dr. Poste currently serves as a Board Member of Caris Life Sciences, a privately held medical diagnostics company. Dr. Poste is a Fellow of the Royal Society, the UK Academy of Medical Sciences, Hoover Institution, Stanford University, and various other prestigious organizations and has been awarded honorary doctorates from several universities. Dr. Poste holds a D.V.M. in veterinary medicine and a Ph.D. in Virology from the University of Bristol, England. Our Board has concluded that Dr. Poste should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to his training as a scientist, his knowledge and experience with respect to the life sciences, healthcare and pharmaceutical industries, his broad leadership experience resulting from service on various boards, and his knowledge and experience with policymaking, regulatory issues and other governmental matters.
Jack L. Wyszomierski, age 59, has been a director since February 2004. From June 2004 to June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2003, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a health care company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc. Mr. Wyszomierski has served: as a member of the board of directors of XOMA Ltd., a publicly-held company that discovers, develops and manufactures novel antibody therapeutics, since August 2010; as a member of the board of directors of Athersys, Inc., a publicly-held company engaged in the discovery and development of therapeutic product candidates, since June 2010; and as a member of the board of directors of Solenis, LLC, a privately-held manufacturer of chemical products, since August 2014. Mr. Wyszomierski previously served as a member of the board of directors of: Unigene Laboratories, Inc., a publicly-held biopharmaceutical company, from April 2010 to July 2013; and AssuraMed Holding, Inc., a privately-held distributor of home healthcare products, from January 2011 until its acquisition by Cardinal Health Inc. in March 2013. Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University. Our Board has concluded that Mr. Wyszomierski should continue to serve as director of Exelixis as of the date of this Proxy Statement due to his extensive financial reporting, accounting and finance experience, as well as his experience in the healthcare and life sciences industries. These qualities have also formed the basis for the Board’s decision to appoint Mr. Wyszomierski as a member and chairman of the Audit Committee.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NAMED NOMINEE.

Class II Directors Continuing in Office Until the 2016 Annual Meeting
Carl B. Feldbaum, Esq., age 71, has been a director since February 2007. Mr. Feldbaum is currently a member of the board of directors of Actelion, Ltd, a biopharmaceutical company, and previously served as a member of the board of directors of Connetics Corporation from 2005 until its acquisition by Stiefel Laboratories, Inc. in 2006. In January 2015, he joined the board of directors of Trovagene, Inc. and will serve as Chairman of their nominating and governance committee. Mr. Feldbaum serves as a member of the board of directors of BIO Ventures for Global Health, a non-profit organization, and is president emeritus of the Biotechnology Industry Organization (BIO), which represents more than 1,000 biotechnology companies, academic institutions and state biotechnology centers internationally. Mr. Feldbaum served as president of BIO from 1993 until his retirement in 2005. Prior to joining BIO, Mr. Feldbaum was chief of staff to Senator Arlen Specter of Pennsylvania. He also was president and founder of Palomar Corporation, a national security “think tank” in Washington, D.C. Before founding Palomar Corporation, Mr. Feldbaum was Assistant to the Secretary of Energy and served as the Inspector General for defense intelligence in the U.S. Department of Defense. Mr. Feldbaum received an A.B. in Biology from Princeton University and his J.D. from the University of Pennsylvania Law School. Our Board has concluded that Mr. Feldbaum should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to his training as an attorney, his knowledge and experience with respect to the biotechnology, pharmaceutical and healthcare industries, his broad leadership experience resulting from service on various boards and as an executive officer and his knowledge and experience with policymaking, regulatory issues and other governmental matters.
Alan M. Garber, M.D., Ph.D., age 59, has been a director since January 2005. He became Provost of Harvard University, Mallinckrodt Professor of Health Care Policy at Harvard Medical School, and a Professor in the Harvard Kennedy School of Government and in the Department of Economics at Harvard in September 2011. Before moving to Harvard, from 1998 until August 2011, he was the Henry J. Kaiser Jr. Professor, a Professor of Medicine, and a Professor (by courtesy) of Economics, Health Research and Policy, and of Economics in the Graduate School of Business at Stanford University. Dr. Garber also served as the Director of the Center for Primary Care and Outcomes Research and the Center for Health Policy at Stanford. During his tenure at Stanford University, Dr. Garber also served as a Senior Fellow at the Freeman Spogli Institute for

International Studies and as a staff physician at the VA Palo Alto Health Care System. Dr. Garber is a member of the Institute of Medicine of the National Academy of Sciences, the American Society of Clinical Investigation, the Association of American Physicians and the Board on Science, Technology, and Economic Policy at the National Academies. He is a Fellow of the American College of Physicians and the Royal College of Physicians. Dr. Garber is also a Research Associate with the National Bureau of Economic Research and served as founding Director of its Health Care Program for nineteen years. He has also served as a member of the National Advisory Council on Aging at the National Institutes of Health, as a member of the Board of Health Advisers of the Congressional Budget Office and as Chair of the Medicare Evidence Development and Coverage Advisory Committee at the Centers for Medicare and Medicaid Services. Dr. Garber previously served on the editorial board of acclaimed scientific journals and has received numerous awards and honors. Dr. Garber holds an A.B. summa cum laude, an A.M. and a Ph.D., all in Economics, from Harvard University, and an M.D. with research honors from Stanford University. Our Board has concluded that Dr. Garber should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to his training as a physician and economist, his knowledge and experience with respect to the life sciences, healthcare and pharmaceutical industries, and his knowledge and experience with policymaking, regulatory issues and other governmental matters.
Vincent T. Marchesi, M.D., Ph.D., age 79, has been a director since May 2001. Since 1973, Dr. Marchesi has been a Professor of Pathology and Cell Biology at Yale University and, since 1991, the Director of the Boyer Center for Molecular Medicine at Yale University. In 1982, Dr. Marchesi co-founded Molecular Diagnostics, Inc., a diagnostic development company. Dr. Marchesi was formerly Chair of Pathology at the Yale-New Haven Hospital. Dr. Marchesi holds an M.D. from Yale University and a Ph.D. from Oxford University, and is a member of the National Academy of Sciences and the Institute of Medicine. Our Board has concluded that Dr. Marchesi should continue to serve as director of Exelixis as of the date of this Proxy Statement due to his training as a physician and scientist and his research and experience in the fields of healthcare and life sciences, with a particular focus on biotechnology.
Class III Directors Continuing in Office Until the 2017 Annual Meeting
Michael M. Morrissey, Ph.D., age 54, has served as a director and as Exelixis’ President and Chief Executive Officer since July 2010. Dr. Morrissey has held positions of increasing responsibility at Exelixis since he joined the company in February 2000, including serving as President of Research and Development from January 2007 until July 2010. From 1991 to 2000, Dr. Morrissey held several positions at Berlex Biosciences, last holding the position of Vice President, Discovery Research. He is the author of numerous scientific publications in medicinal chemistry and drug discovery and an inventor on 70 issued U.S. patents and 25 additional published U.S. patent applications. Dr. Morrissey holds a B.S. (Honors) in Chemistry from the University of Wisconsin and a Ph.D. in Chemistry from Harvard University. Our Board has concluded that Dr. Morrissey should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to his leadership role as the President and Chief Executive Officer of Exelixis. Beyond his role as Exelixis’ principal executive officer, the Board also considered Dr. Morrissey’s extensive qualifications, including his training as a scientist, his significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, comprehensive leadership background resulting from service as an executive in the biotechnology industry, and his ability to bring historic knowledge and continuity to the Board.
Stelios Papadopoulos, Ph.D., age 66, a co-founder of Exelixis, has been a director since December 1994 and the Chairman of the Board since January 1998. Dr. Papadopoulos retired as Vice Chairman of Cowen & Co., LLC in August 2006 after six years as an investment banker with the firm, where he focused on the biotechnology and pharmaceutical sectors. Prior to joining Cowen & Co., he spent 13 years as an investment banker at PaineWebber, Incorporated, where he was most recently Chairman of PaineWebber Development Corp., a PaineWebber subsidiary focusing on biotechnology. He joined PaineWebber in April 1987 from Drexel Burnham Lambert, where he was a Vice President in the Equity Research Department covering the biotechnology industry. Prior to Drexel, he was a biotechnology analyst at Donaldson, Lufkin & Jenrette. Before coming to Wall Street in 1985, Dr. Papadopoulos was on the faculty of the Department of Cell Biology at New York University Medical Center. He continues his affiliation with New York University Medical Center as an Adjunct Associate Professor of Cell Biology. Dr. Papadopoulos is a co-founder of Anadys Pharmaceuticals, Inc., a publicly-held drug discovery and development company acquired by Hoffmann-La Roche Inc. in November 2011. Dr. Papadopoulos served as a member of the board of directors of Anadys Pharmaceuticals from 2000 to 2011 and as its chairman in 2011, prior to its acquisition. Dr. Papadopoulos has also served as a member of the board of directors of three other publicly-held companies: BG Medicine, Inc., a diagnostics company focused on the development and commercialization of cardiovascular diagnostic tests, since 2003; Biogen Idec Inc., a biopharmaceutical company focused on the treatment of serious diseases, since 2008 and as its chairman since 2014; and Regulus Therapeutics Inc., a biopharmaceutical company focused on the development of medicines targeting microRNAs, since 2008, and as its chairman since 2013. Dr. Papadopoulos previously served as a member of the board of directors of GenVec, Inc., a publicly-held biotechnology company from August 2003 until October 2006 and as a member of the board of directors of SGX Pharmaceuticals, Inc. from July 2001 to September 2006, prior to its acquisition by Eli Lilly and Company. Dr. Papadopoulos is a member of the board of directors of a privately-held biotechnology company, Joule Unlimited, Inc. Dr. Papadopoulos was also co-founder and member of the board of directors of Cellzome Inc., a privately-held drug discovery company acquired by GlaxoSmithKline in May 2012. In the not-for-profit sector, Dr. Papadopoulos is a co-founder and Chairman of Fondation Santé, a member of the board of visitors of Duke University Medical Center, and a member of the Global Advisory Board of the Duke Institute for Health Innovation. Dr. Papadopoulos holds a Ph.D. in Biophysics and an M.B.A. in Finance, both from New York University. Our Board has concluded that Dr. Papadopoulos should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to his training as a scientist, his knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, his broad leadership experience resulting from extensive service on various boards, his knowledge and experience with respect to finance matters, and his ability to bring historic knowledge and continuity to the Board.
George A. Scangos, Ph.D., age 66, has been a director since October 1996. Since July 2010, Dr. Scangos has served as Chief Executive Officer and as a member of the board of directors of Biogen Idec Inc. From October 1996 to July 2010, Dr. Scangos served as our President and Chief Executive Officer. From September 1993 to October 1996, Dr. Scangos served as President of Biotechnology at Bayer Corporation, a pharmaceutical company, and was responsible for research, business and process development, manufacturing, engineering, and quality assurance. Dr. Scangos has served as a member of the board of directors of various publicly-held companies, including Anadys Pharmaceuticals, Inc. from 2003 to 2010 and Entelos, Inc. from 1997 to 2010. Dr. Scangos also served as a member of the board of directors of our former subsidiary, TaconicArtemis GmbH (previously known as Artemis Pharmaceuticals GmbH) until 2010. Dr. Scangos previously served as the Chair of the California Healthcare Institute (CHI), as a member of the Board of the Global Alliance for TB Drug Development, and as a member of the board of directors of BayBio. Dr. Scangos currently serves as a director of Fondation Santé. Dr. Scangos is also a member of the Board of Advisors of the University of California, San Francisco School of Pharmacy, and the National Board of Advisors of the University of California, Davis School of Medicine. Dr. Scangos was a Jane Coffin Childs Post-Doctoral Fellow at Yale University and a faculty member at Johns Hopkins University. Dr. Scangos currently holds an appointment as Adjunct Professor of Biology at Johns Hopkins University. Dr. Scangos holds a B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts. Our Board has concluded that Dr. Scangos should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to his prior leadership role as our President and Chief Executive Officer. Beyond his prior role as our principal executive officer, the Board also considered Dr. Scangos’ extensive qualifications, including his training as a scientist, his significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, his comprehensive leadership background resulting from service on various boards and as an executive in the biotechnology industry, and his ability to bring historic knowledge and continuity to the Board.
Lance Willsey, M.D., age 53, has been a director since April 1997. Dr. Willsey was a founding partner of DCF Capital, a hedge fund focused on investing in the life sciences, from July 1998 to March 2002, and currently is a consultant to institutional investors in the field of oncology. Since 2000, Dr. Willsey has served on the Visiting Committee of the Department of Genitourinary Oncology at the Dana Farber Cancer Institute at Harvard University School of Medicine. From July 1997 to July 1998, Dr. Willsey served on the Staff Department of Urologic Oncology at the Dana Farber Cancer Institute. From July 1996 to July 1997, Dr. Willsey served on the Staff Department of Urology at Massachusetts General Hospital at Harvard University School of Medicine, where he was a urology resident from July 1992 to July 1996. From 2000 to 2010, Dr. Willsey served a member of the board of directors of Exact Sciences Corporation, a publicly-held biotechnology company. Dr. Willsey holds a B.S. in Physiology from Michigan State University and an M.S. in Biology and an M.D., both from Wayne State University. Our Board has concluded that Dr. Willsey should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to his skill as a physician, his knowledge and experience with respect to the life sciences and healthcare industries, and his knowledge and experience with respect to finance matters.

Corporate Governance
Corporate Governance Guidelines
We have adopted written corporate governance guidelines, which may be viewed at www.exelixis.com under the caption “Investors & Media-Corporate Governance.” This document includes guidelines for determining director independence and qualifications for directors. Our Board regularly reviews, and modifies from time to time, our corporate governance guidelines, Board committee charters and Board practices. Please note that information found on, or accessible through, our website is not a part of, and is not incorporated into, this Proxy Statement.
Code of Conduct and Ethics
We have adopted a Code of Conduct and Ethics that applies to all directors, officers and employees, including the principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct and Ethics is posted on our website at www.exelixis.com under the caption “Investors & Media-Corporate Governance.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this Code of Conduct and Ethics by posting such information on our website, at the address and location specified above and, to the extent required by the listing standards of the NASDAQ Stock Market, by filing a Current Report on Form 8-K with the SEC, disclosing such information.
Director Independence
We have adopted standards for director independence pursuant to NASDAQ listing standards, which require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. An “independent director” means a person other than an officer or employee of Exelixis or one of our subsidiaries, or another individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Exelixis, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that Drs. Cohen, Garber, Marchesi, Papadopoulos, Poste, Scangos and Willsey and Messrs. Wyszomierski and Feldbaum, who are nine of the ten members of the Board, represent a majority of the Board and are independent. In making this determination with respect to Dr. Scangos, the Board also considered that Dr. Scangos was previously our President and Chief Executive Officer from 1996 to July 2010, and given the amount of time that has elapsed from the date Dr. Scangos ceased to be an executive officer of Exelixis, the Board found that Dr. Scangos did not have a material or other disqualifying relationship with Exelixis. Dr. Morrissey, our President and Chief Executive Officer, is not independent by virtue of his employment with Exelixis. In addition, the Board has also determined that: (i) all directors who serve on the Audit, Compensation and Nominating and Corporate Governance Committees are independent under applicable NASDAQ listing standards; and (ii) all members of the Audit Committee meet the independence requirements under the Securities Exchange Act of 1934, as amended.
Board Leadership Structure
The Board does not have a formal policy on whether the role of chairman and chief executive officer should be separate or combined. Our corporate governance guidelines provide that the Board will select its chairman and the chief executive officer in the manner it considers to be in the best interests of our company and those of our stockholders. Currently, we have an independent chairman of the board separate from the chief executive officer. The Board believes this bifurcated structure provides for sufficient independent oversight of management and strong Board leadership, while allowing for the effective management of company affairs. The Board believes that if the positions of chairman and chief executive officer are combined, the appointment of a lead independent director would be necessary for effective governance. Accordingly, our corporate governance guidelines provide that if the roles are combined, the independent directors of the Board must appoint a lead independent director. Our corporate governance guidelines further provide that the lead independent director would: (i) preside at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors; (ii) have the authority to call meetings of the independent directors; (iii) serve as the principal liaison on Board-wide issues between the independent directors and the chairman; and (iv) have such other authority and duties as the Board may from time to time determine. The Board believes that this flexible approach provides it with the ability to establish a leadership structure, based upon its judgment that is in the best interests of our company and those of our stockholders at any given time.
Role of the Board in Risk Oversight
Management is responsible for identifying the various risks facing our company, including, without limitation, strategic, operational, financial and regulatory risks that may exist from time to time. Management is also charged with the responsibility of implementing appropriate risk management policies and procedures and managing our risk exposure on a day-to-day basis. While we do not have a formal risk oversight policy, the Board, as a whole and through its various committees, conducts the risk oversight function for our company. In its risk oversight role, the Board evaluates whether management has reasonable controls in place to address material risks currently facing our company and those we may face in the future. The Board and its committees meet at regularly scheduled and special meetings throughout the year at which they are presented with information regarding risks facing the company. Also, the Board is presented with frequent business updates during monthly teleconferences among our Board and senior management. Following consideration of the information provided by management, the Board provides feedback, makes recommendations and, as needed, issues directives to management to address our risk exposure.
Prohibitions on Derivative, Hedging, Monetization and Other Transactions
We maintain an insider trading policy that applies to directors and employees, including our executive officers, which prohibits certain transactions in our stock, including short sales, puts, calls or other transactions involving derivative securities, hedging or monetization transactions, purchases of Exelixis securities on margin or borrowing against an account in which Exelixis securities are held, or pledging Exelixis stock as collateral for a loan.

Stockholder Communications with the Board
Security holders may send communications to the Board by mail at 210 East Grand Avenue, South San Francisco, California 94080, by facsimile at (650) 837-7951 or by e-mail at info@exelixis.com, each of the foregoing sent “Attn: Board of Directors.”
Board Committees and Meetings
During the fiscal year ended January 2, 2015, the Board held seven meetings, and our independent directors met four times in regularly scheduled executive sessions. During fiscal year 2014, all of our directors attended at least 75% of the total meetings of the Board and of the committees on which they served during the period for which they were a director or committee member, respectively, except for Dr. Scangos. Dr. Scangos attended 57% of the meetings of the Board, three of which included executive sessions of the independent directors, and was unable to attend the balance of the meetings due to unresolvable scheduling conflicts arising from his service as CEO of Biogen-Idec. Dr. Scangos did not serve on any Board committees during the fiscal year ended January 2, 2015.
In 2014, the Board had four standing committees: an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee. Committee membership in 2014 was as follows:

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Research and Development Committee**
Charles Cohen, Ph.D.	Member	Chair
Carl B. Feldbaum, Esq.			Member
Alan M. Garber, M.D., Ph.D.			Chair
Vincent T. Marchesi, M.D., Ph.D.		Member		Member
Stelios Papadopoulos, Ph.D.	Member
George Poste, D.V.M., Ph.D., FRS			Member	Chair
George A. Scangos, Ph.D.
Lance Willsey, M.D.		Member		Member
Jack L. Wyszomierski	Chair*
Number of Meetings Held in Fiscal 2014	4	10	3	1
*Designated by the Board as an “audit committee financial expert.”
** In addition, Frank McCormick, Ph.D., FRS, served on this committee until his retirement from our Board at the 2014 Annual Meeting of Stockholders.
Audit Committee
The Audit Committee of the Board oversees our corporate accounting and financial reporting process, ensures the integrity of our financial statements and has been designated as the Qualified Legal Compliance Committee within the meaning of Rule 205.2(k) of Title 17, Chapter II of the Code of Federal Regulations. The Audit Committee performs several functions, such as evaluating the performance of, and assessing the qualifications of, the independent registered public accounting firm; determining whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviewing and approving the engagement of the independent registered public accounting firm to perform any proposed permissible services and appropriate compensation thereof; reviewing, providing oversight of, and approving related party transactions; establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Exelixis regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviewing the financial statements to be included in our Annual Report on Form 10-K; discussing with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statement reviews; and resolving any disagreements between the independent registered public accounting firm and management. The Audit Committee also has the specific responsibilities and authority necessary to comply with the listing standards of the NASDAQ Stock Market applicable to audit committees.
The Board has determined that Mr. Wyszomierski is an “audit committee financial expert” as defined in applicable SEC rules.

The Audit Committee’s report is set forth in “Report of the Audit Committee” below. The Audit Committee has a written charter, which is available on our website at www.exelixis.com under the caption “Investors & Media-Corporate Governance.”
Compensation Committee
The purpose of the Compensation Committee is to: oversee our compensation policies, plans and programs; review and determine the compensation to be paid to officers; work with management to address any conflict of interest with any compensation adviser engaged by management or the Compensation Committee; review with management our Compensation Discussion and Analysis, and to consider whether to recommend that it be included in our proxy statements and other filings; and prepare and review the Compensation Committee’s report included in our annual proxy statement or Annual Report on Form 10-K, as applicable, in accordance with applicable rules and regulations of the SEC. The Compensation Committee reviews and recommends to the Board the compensation and benefits of all officers, establishes and reviews general policies relating to compensation and benefits of employees, including executive officers, and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans.
The Compensation Committee’s report is set forth in “Compensation Committee Report” below. Information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in “Compensation Discussion and Analysis” below. For information regarding our processes and procedures for the consideration and determination of director compensation, please see “Compensation of Directors” below. The Compensation Committee has a written charter, which is available on our website at www.exelixis.com under the caption “Investors & Media -Corporate Governance.”
Compensation Consultants. From time to time, the Compensation Committee has retained Frederick W. Cook & Co., Inc., a national compensation consulting firm, as its external compensation consultant to assist the Compensation Committee in its duties related to executive compensation. The Compensation Committee retained Frederick W. Cook & Co., Inc. principally to assist the Compensation Committee in establishing a new peer group for the Compensation Committee for use in benchmarking executive officer compensation in 2013. Frederick W. Cook & Co., Inc. did not perform any work for us other than the executive compensation consulting services provided to the Compensation Committee and reported directly to the Compensation Committee through its chairperson. Frederick W. Cook & Co. did not provide services to the Compensation Committee during fiscal 2014. For more detailed information regarding the services provided by Frederick W. Cook & Co., Inc., please see “-Compensation Discussion and Analysis” below.
Management retained Radford, a compensation consulting firm serving technology and life sciences companies, as its external compensation consultant to assist with executive and non-employee director compensation. Management retained Radford principally to provide benchmark and industry compensation data for our senior management. For more detailed information regarding the services provided by Radford, please see “Compensation of Directors” and “Compensation Discussion and Analysis” below. In March 2014, the Compensation Committee assessed the independence of Radford pursuant to SEC rules and concluded that the engagement of Radford did not raise any conflicts of interest that would prevent Radford from serving as an independent consultant to management during 2014. The Compensation Committee performed a similar assessment of Radford in March 2015 and concluded that the engagement of Radford did not raise any conflicts of interest that would prevent Radford from continuing to serve as an independent consultant to management during 2015. In connection with each assessment, Radford provided a certification to the Compensation Committee regarding its independence and provision of services. Radford is an Aon Hewitt company and an affiliate of Aon plc which has provided insurance brokerage services to Exelixis since 2012. Aggregate fees paid to Aon Hewitt and its affiliates for 2014 did not exceed $120,000.
Nominating and Corporate Governance Committee
The purpose of the Nominating and Corporate Governance Committee is to: oversee all aspects of our corporate governance functions on behalf of the Board; make recommendations to the Board regarding corporate governance issues; identify, review and evaluate candidates to serve as directors; serve as a focal point for communication between such candidates, non-committee directors and management; recommend such candidates to the Board and make such other recommendations to the Board regarding affairs relating to the directors, including director compensation; and develop a set of corporate governance principles for Exelixis. The Nominating and Corporate Governance Committee also oversees our healthcare compliance programs created to prevent fraud and abuse in federal healthcare programs and non-compliance with applicable healthcare laws. The Nominating and Corporate Governance Committee has a written charter, which is available on our website at www.exelixis.com under the caption “Investors & Media-Corporate Governance.”
Director Qualifications; Diversity. Because we are a biopharmaceutical company with rapidly evolving and expanding clinical and commercial programs, the Board does not believe that it is appropriate to adopt, and the Nominating and Corporate Governance Committee has not adopted, a formal policy with respect to a fixed set of minimum qualifications for its candidates for membership on the Board. Instead, in considering candidates for directorship, the Nominating and Corporate Governance Committee will generally consider all relevant factors, including the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to us, the availability of the candidate to devote sufficient time and attention to the affairs of Exelixis, the existence of any relationship that would interfere with the exercise of the candidate’s independent judgment, and the candidate’s demonstrated character and judgment. In the review process, the Nominating and Corporate Governance Committee evaluates prospective candidates for directorship in the context of the existing membership of the Board (including the qualities and skills of the existing directors), our operating requirements and the long-term interests of our stockholders. The Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee believes that the factors considered above enable it to identify director candidates that possess a wide range of backgrounds, industry knowledge, skills and experiences.
Director Nominations. The Nominating and Corporate Governance Committee generally will consider and assess all candidates recommended by our directors, officers and stockholders. In previous years, we engaged an executive search firm to assist the committee in identifying and recruiting potential candidates for membership on the Board. The Nominating and Corporate Governance Committee intends to consider stockholder recommendations for directors using the same criteria as potential nominees recommended by the members of the Nominating and Corporate Governance Committee or others. The Nominating and Corporate Governance Committee has not received any recommended nominations from any of our stockholders in connection with the 2015 Annual Meeting. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. If, after its review, the Nominating and Corporate Governance Committee supports a candidate, it would recommend the candidate for consideration by the full Board.
Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee within the timeframe specified in our Bylaws that is applicable to matters to be brought before an Annual Meeting of Stockholders as set forth under “Questions and Answers About These Proxy Materials and Voting” above. Such communications should be sent to the following address: Exelixis, Inc., 210 East Grand Ave., South San Francisco, California 94080, Attn: Nominating and Corporate Governance Committee of the Board. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected.
Research and Development Committee
The Research and Development Committee, which was established in January 2006, is responsible for advising Exelixis and the Board on matters of scientific importance as the Board, in consultation with management, may designate from time to time.
Annual Meeting; Attendance
The Board does not have a formal policy with respect to the attendance of its members at Annual Meetings of Stockholders. Dr. Morrissey was the only member of the Board in attendance at the 2014 Annual Meeting of Stockholders.

COMPENSATION OF DIRECTORS
The compensation program for our non-employee directors is intended to be competitive and fair so that we can attract optimal talent to our Board and recognize the time and effort required of a director given the size and complexity of our operations.
In accordance with its charter, our Compensation Committee is responsible for recommending to the Board for approval the annual compensation for our non-employee directors and acts on behalf of the Board in discharging the Board’s responsibilities with respect to overseeing our compensation policies with respect to non-employee directors. For non-employee director compensation decisions for 2014, the Compensation Committee considered information provided by Radford, a compensation consultant retained by Exelixis to compile benchmark and industry compensation data. The Compensation Committee, and then the full Board, reviewed, considered and discussed those materials and concluded that 2014 compensation should be targeted with respect to the peer group approved by the Board for compensation purposes at a level approximately the same (and not to exceed) that of the peer group approved by the Board for cash and equity compensation for the company’s executive officers. (For a more detailed discussion of our peer group, please see “Compensation Discussion and Analysis-Peer Companies.”)
The Board then established a special committee comprising Dr. Cohen to undertake a further review of, and make a final determination on behalf of the Board with respect to, 2014 non-employee director compensation. The special committee determined that the Board retainer payable to each non-employee director would increase from $20,000 in 2013 to $25,000 in 2014, and that automatic grants of stock options would increase from 50,000 shares to 65,000 shares for a new director’s initial option award and from 30,000 shares to 40,000 shares for the annual option award granted to each non-employee director on the day following each annual meeting of stockholders. For the vesting schedules related to the automatic grants, please see “Equity Compensation Arrangements” below.
Compensation Arrangements; Cash and Restricted Stock Units (RSUs) in Lieu of Cash
The table below provides information regarding the compensation arrangements for our non-employee directors for fiscal 2014 for Board and committee participation. Dr. Morrissey receives no compensation in his capacity as a member of the Board.

Service	Fee Type	Cash Compensation ($)
Board	Retainer Fee	25,000
	Additional Chair Retainer Fee	30,000
	Regular Meeting Fee	2,500
	Special Meeting Fee (1)	1,000
Audit Committee	Retainer Fee	6,000
	Additional Chair Retainer Fee	15,000
	Meeting Fee (2)	1,000
Compensation Committee	Retainer Fee	5,000
	Additional Chair Retainer Fee	10,000
	Meeting Fee (2)	1,000
Nominating & Corporate Governance Committee	Retainer Fee	5,000
	Additional Chair Retainer Fee	10,000
	Meeting Fee (2)	1,000
Research & Development Committee	Retainer Fee	10,000
	Additional Chair Retainer Fee	10,000
	Meeting Fee (2)	5,000

(1)	Meeting at which minutes are generated.

(2)	In-person meeting or teleconference at which minutes are generated.
From the first quarter through the third quarter of 2014, our non-employee directors were paid in cash for their Board and committee participation in accordance with the schedule set forth above. However, in September 2014, the non-employee Board members determined that they would forego cash compensation in support of the company’s cash conservation measures and, instead, be paid that component in the form of equity for services rendered from the fourth quarter of 2014 through the end of 2015. The Board delegated authority to the Compensation Committee to research, develop, discuss and approve the design and terms of the new equity component.
The Compensation Committee reviewed several alternatives, including the grant of restricted stock units, or RSUs, in lieu of cash compensation, and determined that RSUs were the appropriate instrument to replace the director’s cash compensation. (An RSU award is the right to receive an amount of shares, or cash or any combination thereof equal to the fair market value of the shares covered by the RSU on the vesting date.) The Compensation Committee then reviewed each non-employee director’s projected cash compensation for the fourth quarter of 2014 through the end of 2015, taking into account the number of regularly scheduled board and committee meetings anticipated during that period and the retainer payable in accordance with the schedule set forth above, and used the closing price of the company’s common stock on September 30, 2014, of $1.53 to determine the number of RSUs to be granted to each non-employee director. The non-employee directors remain eligible for annual stock option grants, as described below in “Equity Compensation Arrangements.”

The following table sets forth the number of RSUs granted to each non-employee director who was serving on the Board and its committees on October 14, 2014, the date of grant:

Name	Restricted Stock Units Granted in Lieu of Cash Compensation (Sh)
Charles Cohen, Ph.D.	63,725
Carl B. Feldbaum, Esq.	40,033
Alan M. Garber, M.D., Ph.D.	48,611
Vincent T. Marchesi, M.D., Ph.D.	61,683
Stelios Papadopoulos, Ph.D.	69,444
George Poste, D.V.M., Ph.D., FRS	63,725
George A. Scangos, Ph.D.	29,412
Lance Willsey, M.D.	61,275
Jack L. Wyszomierski	55,964
The RSUs were granted under the 2014 Equity Plan pursuant to the Non-Employee Director Equity Compensation Policy, or Directors’ Policy, described below and will vest as to one-fifth of the shares on each of January 2, 2015, April 3, 2015, July 3, 2015, October 2, 2015 and January 1, 2016, subject to the non-employee director’s continuous service through those dates.
Equity Compensation Arrangements
Our non-employee directors are also eligible to receive stock options as part of their Board service. We have granted stock options to our non-employee directors since the adoption of our 2000 Non-Employee Directors’ Stock Option Plan, or the Directors’ Plan, which provided for automatic grants to non-employee directors without further action by us, the Board or our stockholders. Under the 2000 Directors’ Plan, non-employee directors were eligible to receive a one-time initial option to purchase 50,000 shares of common stock when they first joined the Board and an annual option to purchase 30,000 shares of common stock on the day following each Annual Meeting of Stockholders. Beginning in December 2013, non-employee directors were also eligible to receive discretionary grants of stock options under the Directors’ Plan.
In May 2014, our stockholders approved the adoption of the 2014 Equity Plan which superseded the Directors’ Plan described above. Grants to our non-employee directors are now made under the 2014 Equity Plan pursuant to the Exelixis, Inc. Non-Employee Director Equity Compensation Policy, or the Directors’ Policy, as adopted by the Board. The Directors’ Policy became effective on the date of the 2014 Annual Meeting of Stockholders and provides for the automatic grant of options to purchase shares of common stock to non-employee directors. Under the terms of the Directors’ Policy, non-employee directors are eligible to receive a one-time initial option to purchase 65,000 shares of common stock when they first join the Board and an annual option to purchase 40,000 shares of common stock on the day following each Annual Meeting of Stockholders.
Options granted under the 2014 Equity Plan in accordance with the Directors’ Policy are not incentive stock options under the Internal Revenue Code of 1986, as amended, or the Code. The exercise price of automatic grants of stock options under the 2014 Equity Plan is equal to 100% of the fair market value of a share of common stock on the grant date. Under the terms of the Directors’ Policy, the initial options to purchase 65,000 shares are immediately exercisable but will vest at the rate of 25% of the shares on the first anniversary of the grant date and monthly thereafter over the next three years. The annual grants are exercisable immediately but will vest monthly over a one-year period. Options granted to non-employee directors under the 2014 Equity Plan are generally set to terminate the earlier of three years after a non-employee director's service terminates or the remainder of the term of the option. As long as the option holder continues to serve with us or with an affiliate of us, the option will continue to vest and be exercisable during its term. When the option holder’s service terminates, we will have the right to repurchase any unvested shares acquired upon exercise of the option at the original exercise price without interest. The options granted pursuant to the Directors’ Policy have a term that does not exceed seven years.
On May 29, 2014, the day after our 2014 Annual Meeting of Stockholders, we granted an annual option to purchase 40,000 shares of common stock to each of our non-employee directors, or the Annual Options. The Annual Options were granted at an exercise price per share of $3.38, which was equal to the fair market value of our common stock on the date of grant (based on the last reported sale price as quoted on the NASDAQ Global Select Market on the last trading day prior to the day of grant).

Reimbursement of Expenses
The members of the Board are eligible for reimbursement of certain expenses incurred in connection with their attendance of Board meetings and their service on the Board in accordance with our policy.
Director Compensation Table

The following table shows compensation information for our non-employee directors for the fiscal year ended January 2, 2015.
Director Compensation for Fiscal 2014

	Fees Earned or Paid in Cash ($)	Stock Awards (Restricted Stock Units) ($)(1)	Option Awards ($)(2)	Total ($)
Charles Cohen, Ph.D.	55,000	19,372	93,484	167,856
Carl B. Feldbaum, Esq.	35,000	12,170	93,484	140,654
Alan M. Garber, M.D., Ph.D.	41,500	14,778	93,484	149,762
Vincent T. Marchesi, M.D., Ph.D.	52,500	18,752	93,484	164,736
Frank McCormick, Ph.D.*	22,500	—	—	22,500
Stelios Papadopoulos, Ph.D.	58,250	21,111	93,484	172,845
George Poste, D.V.M., Ph.D., FRS	53,000	19,372	93,484	165,856
George A. Scangos, Ph.D.	24,750	8,941	93,484	127,175
Lance Willsey, M.D.	51,500	18,628	93,484	163,612
Jack L. Wyszomierski	47,000	17,013	93,484	157,497
*Dr. McCormick retired from the Board and its committees as of the date of the 2014 Annual Meeting of Stockholders. As a result, he received no annual grant of options or RSUs in 2014 since he was not a member of the Board or its committees at the time such grants were made.

(1)
Only one RSU award was granted to each non-employee director during fiscal 2014. Each non-employee director was granted an RSU that vests with respect to 1/5 of the shares at the end of the fourth quarter of fiscal 2014, and 1/5 of the shares at the end of each fiscal quarter of fiscal 2015, which RSU was granted in lieu of cash fees that would otherwise have been paid for Board service for those five quarters. Amounts shown in this column reflect the aggregate grant date fair value for the portion of the RSU award granted in fiscal 2014 that relates to services provided during fiscal 2014, as computed in accordance with Financial Accounting Standards Board Accounting Standards, or FASB, Codification Topic 718, or ASC 718. The aggregate grant date fair value for the total RSU award granted to each non-employee director in fiscal 2014 is as follows: Dr. Cohen - $96,862; Mr. Feldbaum - $60,850; Dr. Garber - $73,889; Dr. Marchesi - $93,758; Dr. Papadopoulos - $105,555; Dr. Poste - $96,862; Dr. Scangos - $44,706; Dr. Willsey - $93,138; and Mr. Wyszomierski - $85,065. The assumptions used to calculate the value of RSUs are set forth in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2015, filed with the SEC on March 2, 2015. See “Compensation Arrangements; Cash and Restricted Stock Units (RSUs) in Lieu of Cash” above for a description of the RSU awards made to non-employee directors on October 14, 2014. The aggregate grant date fair value for the portion of the RSU award granted in fiscal 2014 that relates to services to be provided during fiscal 2015 will be reported in next years proxy statement.

The aggregate number of all RSUs held by each of the non-employee directors as of January 2, 2015, is as follows: Dr. Cohen - 50,980; Mr. Feldbaum - 32,026; Dr. Garber - 38,888; Dr. Marchesi - 49,346; Dr. McCormick - 0; Dr. Papadopoulos - 55,555; Dr. Poste - 50,980; Dr. Scangos - 23,529; Dr. Willsey - 49,020; and Mr. Wyszomierski - 44,771.

(2)
Amounts shown in this column do not reflect compensation actually received or amounts that may be realized in the future by the non-employee directors. Amounts shown in this column reflect the aggregate grant date fair value for the option awards granted in fiscal 2014 as computed in accordance with FASB ASC 718. The assumptions used to calculate the value of option awards are set forth in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2015, filed with the SEC on March 2, 2015. See “Equity Compensation Arrangements” above for a description of the option grants made to non-employee directors on May 29, 2014. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the director) or that the value on exercise of stock options will be equal to the grant date fair value shown in this column.

Only one stock option award was granted to each non-employee director during fiscal 2014 and, accordingly, the grant date fair value of that stock option is reflected in the table. The aggregate number of all stock options held by each of our current non-employee directors as of January 2, 2015, is as follows: Dr. Cohen - 286,646; Mr. Feldbaum - 219,796; Dr. Garber - 228,206; Dr. Marchesi - 251,254; Dr. McCormick - 197,320; Dr. Papadopoulos - 292,041; Dr. Poste - 230,912; Dr. Scangos - 1,846,684; Dr. Willsey - 277,392; and Mr. Wyszomierski - 233,653.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending January 1, 2016. The Board, on behalf of the Audit Committee, has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements for each of the fourteen fiscal years in the period ended January 2, 2015. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Exelixis’ independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Exelixis and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as a vote against this proposal. Broker non-votes are counted towards a quorum, but will have no effect on the results of this vote.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.
Principal Accountant Fees and Services
The aggregate fees billed by Ernst & Young LLP for the last two fiscal years for the services described below are as follows:

	Fiscal Year Ended
	January 2, 2015	December 27, 2013
Audit Fees (1)	$1,221,921	$825,873
Audit-Related Fees (2)	80,000	75,000
Tax Fees	—	—
All Other Fees (3)	—	2,110
Total Fees	$1,301,921	$902,983

(1)
“Audit fees” consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings and other engagements such as comfort letters, consents, and review of documents filed with the SEC.

(2)
“Audit-related fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.” During fiscal 2014 and 2013, these services included consultations relating to various transactions.

(3)	“All other fees” consist of fees for products and services other than the services described above. During fiscal 2013, these fees related to an online subscription to an Ernst & Young, LLP database.
All fees described above were pre-approved by the Audit Committee. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independence of the independent registered public accounting firm.
Pre-Approval of Services
During 2014 and 2013, the Audit Committee of the Board pre-approved the audit and non-audit services to be performed by Exelixis’ independent registered public accounting firm, Ernst & Young LLP. Non-audit services are defined as services other than those provided in connection with an audit or a review of our financial statements. The Audit Committee pre-approves all audit and non-audit services rendered by Ernst & Young LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and all other services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee or its chairman, whom the Audit Committee has designated as a one-person subcommittee with pre-approval authority, pre-approved all audit fees, audit-related fees, tax fees and other fees in 2014 and 2013. Any pre-approvals by the subcommittee must be and were presented to the Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not deemed to be incorporated by reference in any filing of Exelixis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
In connection with the audited consolidated financial statements for the fiscal year ended January 2, 2015, of Exelixis, Inc. (“Exelixis”), the Audit Committee of the Board of Directors of Exelixis has:
(1) reviewed and discussed the audited financial statements for the fiscal year ended January 2, 2015, with management of Exelixis;
(2) discussed with Ernst & Young LLP, Exelixis’ independent registered public accounting firm (“Ernst & Young”), the matters required to be discussed by Statement on Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and
(3) received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young that accounting firm’s independence.
Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Exelixis’ Annual Report on Form 10-K for the fiscal year ended January 2, 2015.

Audit Committee:
Jack L. Wyszomierski, Chairman
Charles Cohen
Stelios Papadopoulos

PROPOSAL 3
ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
Our stockholders are entitled to vote to approve, on an advisory basis, the compensation, as disclosed in this Proxy Statement, of our Chief Executive Officer, Chief Financial Officer and the other executive officers appearing in the table entitled “Summary Compensation Table for Fiscal 2014” later in this Proxy Statement (collectively, the Named Executive Officers). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.
The compensation of our Named Executive Officers subject to the vote is disclosed in “Compensation Discussion and Analysis,” and the compensation tables and the related narrative disclosure contained in this Proxy Statement. As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the success of biotechnology companies is significantly influenced by their work forces. We believe it is critical to our business that we retain our core team of highly qualified employees, including our executive officers. Large pharmaceutical companies and strong local competitors have aggressively recruited our executives and other skilled employees, with the most critical positions at our company among those that are the most in demand. In light of these circumstances, the primary objective of our executive compensation program is to retain and motivate our core team of highly qualified employees, including our Named Executive Officers, and align their compensation with our critical business objectives and performance, as well as with the interests of our stockholders. In support of this objective, our fiscal 2014 executive compensation program continues to reflect our decision to focus our proprietary resources and development and commercialization efforts primarily on cabozantinib, our wholly-owned inhibitor of multiple receptor tyrosine kinases.
The Board encourages our stockholders to read the disclosures set forth in the “Compensation Discussion and Analysis” section of this Proxy Statement to review the correlation between compensation and performance, as well as compensation actions taken in 2014. The Board believes that our executive compensation program effectively aligns executive pay with our performance and results in the attraction and retention of highly talented executives.
Accordingly, the Board recommends that our stockholders vote FOR the following resolution:
“RESOLVED, that the compensation paid to the our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Required Vote and Board of Directors Recommendation
Advisory approval of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total.
Our Board believes that approval of Proposal 3 is in our best interests and the best interests of our stockholders for the reasons stated above. Because the vote is advisory, it is not binding on the Board or on us. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Compensation Committee and Board intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Your vote will serve as an additional tool to guide the Compensation Committee and Board in continuing to improve the alignment of our executive compensation programs with business objectives and performance and with the interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 13, 2015, (except as noted) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors of Exelixis as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Total
Executive Officers and Directors
Michael M. Morrissey, Ph.D. (2)	2,139,780	1.1%
Deborah Burke (3)	190,298	*
Jeffrey J. Hessekiel, J.D. (4)	71,875	*
Frank L. Karbe (5)	1,115,018	*
Peter Lamb, Ph.D. (6)	846,872	*
Gisela M. Schwab, M.D. (7)	1,060,189	*
Charles Cohen, Ph.D. (8)	482,761	*
Carl B. Feldbaum, Esq. (9)	235,810	*
Alan M. Garber, M.D., Ph.D. (10)	247,650	*
Vincent T. Marchesi, M.D., Ph.D. (11)	320,928	*
Stelios Papadopoulos, Ph.D. (12)	1,473,575	*
George Poste, D.V.M., Ph.D., FRS (13)	256,402	*
George A. Scangos, Ph.D. (14)	3,156,458	1.6%
Lance Willsey, M.D. (15)	635,602	*
Jack L. Wyszomierski (16)	256,039	*
All current directors, executive officers as a group (15 persons) (17)	12,302,271	6.0%
5% Stockholders
Meditor Group Ltd. (18) Penboss Building 50 Parliament Street Hamilton HM12, Bermuda	19,070,213	9.7%
T. Rowe Price Associates, Inc. (19) 100 E. Pratt Street Baltimore, Maryland 21202	18,560,450	9.5%
FMR LLC (20) 245 Summer Street Boston, Massachusetts 02210	16,537,441	8.4%
State Street Corporation (21) State Street Financial Center One Lincoln Street Boston, MA 02111	15,244,566	7.8%
BlackRock, Inc. (22) 55 East 52nd Street New York, New York 10022	14,495,656	7.4%
Eastern Capital Limited (23) 10 Market Street, #773 Camana Bay Grand Cayman, KYI-9006 Cayman Islands	11,341,083	5.8%
The Vanguard Group (24) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	11,038,706	5.6%
*Less than one percent

(1)
This table is based upon information supplied by executive officers and directors and upon information gathered by us about principal stockholders known to us. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 195,908,943 shares outstanding on March 13, 2015, adjusted as required by rules promulgated by the SEC.

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days of March 13, 2015, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days of March 13, 2015. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

(2)
Includes 101,671 shares held by Michael M. Morrissey and Meghan D. Morrissey, Trustees of the Morrissey Family Living Trust dated July 21, 1994, as amended. Also includes 2,022,750 shares Dr. Morrissey has the right to acquire pursuant to options exercisable within 60 days of March 13, 2015. Also includes 13,469 shares held by Mr. Morrissey under our 401(k) Retirement Plan, or 401(k) Plan, determined based upon information provided in plan statements.

(3)
Includes 170,317 shares Ms. Burke has the right to acquire pursuant to options exercisable and shares issuable upon vesting of RSUs within 60 days of March 13, 2015. Also includes 1,825 shares held by Ms. Burke under our 401(k) Plan, determined based upon information provided in plan statements.

(4)	Represents 71,875 shares Mr. Hessekiel has the right to acquire pursuant to options exercisable within 60 days of March 13, 2015.

(5)
Includes 1,007,562 shares Mr. Karbe has the right to acquire pursuant to options exercisable and shares issuable within 60 days of March 13, 2015. Also includes 8,026 shares held by Mr. Karbe under our 401(k) Plan, determined based upon information provided in plan statements. Please see the section entitled “Transition and Consulting Agreement” contained in this Proxy Statement for a description of the post-termination treatment of Mr. Karbe’s outstanding equity awards.

(6)
Includes 798,924 shares Dr. Lamb has the right to acquire pursuant to options exercisable within 60 days of March 13, 2015. Also includes 12,794 shares held by Dr. Lamb under our 401(k) Plan, determined based upon information provided in plan statements.

(7)
Includes 979,218 shares Dr. Schwab has the right to acquire pursuant to options exercisable within 60 days of March 13, 2015. Also includes 10,437 shares held by Dr. Schwab under our 401(k) Plan, determined based upon information provided in plan statements.

(8)
Includes 286,646 shares Dr. Cohen has the right to acquire pursuant to options exercisable within 60 days of March 13, 2015, 10,000 of which would be subject to repurchase by us, if so exercised, and 12,745 RSUs scheduled to vest within 60 days of March 13, 2015.

(9)
Includes 219,796 shares Mr. Feldbaum has the right to acquire pursuant to options exercisable within 60 days of March 13, 2015, 10,000 of which would be subject to repurchase by us, if so exercised, and 8,007 RSUs scheduled to vest within 60 days of March 13, 2015.

(10)
Includes 228,206 shares Dr. Garber has the right to acquire pursuant to options exercisable within 60 days of March 13, 2015, 10,000 of which would be subject to repurchase by us, if so exercised, and 9,722 RSUs scheduled to vest within 60 days of March 13, 2015.

(11)
Includes 251,254 shares Dr. Marchesi has the right to acquire pursuant to options exercisable within 60 days of March 13, 2015, 10,000 of which would be subject to repurchase by us, if so exercised, and 12,337 RSUs scheduled to vest within 60 days of March 13, 2015.

(12)
Includes 10,000 shares held by Fondation Santé, of which Dr. Papadopoulos is a co-trustee. Also includes 292,041 shares Dr. Papadopoulos has the right to acquire pursuant to options exercisable within 60 days of March 13, 2015, 10,000 of which would be subject to repurchase by us, if so exercised, and 13,889 RSUs scheduled to vest within 60 days of March 13, 2015.

(13)
Includes 230,912 shares Dr. Poste has the right to acquire pursuant to options exercisable within 60 days of March 13, 2015, 10,000 of which would be subject to repurchase by us, if so exercised, and 12,745 RSUs scheduled to vest within 60 days of March 13, 2015.

(14)
Includes 8,963 shares held by Dr. Scangos and Leslie S. Wilson, as Trustees of The Jennifer Wilson Scangos Trust, and 8,963 shares held by Dr. Scangos and Leslie S. Wilson, as Trustees of The Katherine Wilson Scangos Trust. Also includes 1,846,684 shares Dr. Scangos has the right to acquire pursuant to options exercisable within 60 days of March 13, 2015, 10,000 of which would be subject to repurchase by us, if so exercised, and 5,882 RSUs scheduled to vest within 60 days of March 13, 2015. Also includes 5,669 shares held by Dr. Scangos under our 401(k) Plan, determined based upon information provided in plan statements.

(15)
Includes 277,392 shares Dr. Willsey has the right to acquire pursuant to options exercisable within 60 days of March 13, 2015, 10,000 of which would be subject to repurchase by us, if so exercised, and 12,255 RSUs scheduled to vest within 60 days of March 13, 2015.

(16)
Includes 233,653 shares Mr. Wyszomierski has the right to acquire pursuant to options exercisable within 60 days of March 13, 2015, 10,000 of which would be subject to repurchase by us, if so exercised, and 11,193 RSUs scheduled to vest within 60 days of March 13, 2015.

(17)
Total number of shares includes 3,396,597 shares of common stock held by our current directors and executive officers as of March 13, 2015, and entities affiliated with such directors and executive officers. Also includes

8,806,917 shares our directors and executive officers have the right to acquire pursuant to options exercisable and shares issuable upon vesting of RSUs within 60 days of March 13, 2015, 90,000 of which would be subject to repurchase by us, if so exercised. Also includes 150,137 shares held by our current directors and executive officers under our 401(k) Plan, determined based upon information provided in plan statements.

(18)
These shares are beneficially owned by Meditor Group Ltd., or Meditor, and Meditor European Master Fund Ltd., or MEMF, an investment management client of Meditor. Meditor reported that it and MEMF each have shared voting and dispositive power over the shares. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 9, 2015, which provides information only as of December 31, 2014, and, consequently, the beneficial ownership of these reporting persons may have changed between December 31, 2014, and March 13, 2015.

(19)
These shares are beneficially owned by various individual and institutional investors for which T. Rowe Price Associates, Inc., or Price Associates, serves as investment adviser. Price Associates reported that it has sole dispositive power over all of these shares and sole voting power over 2,694,400 of these shares. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 13, 2015, which provides information only as of December 31, 2014, and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2014, and March 13, 2015.

(20)
FMR LLC reported that it has sole voting power with respect to 1,495,000 of these shares, and FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson each have sole dispositive power of all of these shares. Mr. Johnson is a director and the Chairman of FMR LLC and Ms. Johnson is the Chief Executive Officer and President of FMR LLC. FMR LLC also reports that FMR Co., Inc. beneficially owns 5% or greater of our common stock. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 13, 2015, which provides information only as of December 31, 2014, and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2014, and March 13, 2015.

(21)
State Street Corporation, the parent company of SSGA Funds Management, Inc., reported that (a) it has shared voting power and shared dispositive power over all of the shares, and (b) SSGA Funds Management, Inc. has shared voting power and shared dispositive power over 12,270,727 of the shares. The foregoing information is based solely on a Schedule 13G filed with the SEC on February 12, 2015, which provides information only as of December 31, 2014, and consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2014, and March 13, 2015.

(22)
BlackRock, Inc. reported that it has sole dispositive power over all such shares and sole voting power over 14,050,526 of such shares. The information is based solely on a Schedule 13G/A, filed with the SEC on January 26, 2015, which provides information only as of December 31, 2014, and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2014, and March 13, 2015.

(23)
We have reason to believe that these shares continue to be owned by Eastern Capital Limited, or Eastern Capital Portfolio Services Ltd., or Portfolio Services, and Kenneth B. Dart. Eastern Capital is a direct wholly-owned subsidiary or Portfolio Services, a holding company which owns all of the outstanding shares of Eastern Capital, and Mr. Dart is the beneficial owner of all of the outstanding shares or Portfolio Services. Eastern Capital reported that it has shared voting and dispositive power over these shares with Portfolio Services and Mr. Dart. The foregoing information is based solely on a Schedule 13G filed with the SEC on August 17, 2012, which provides information only as of August 9, 2012, and, consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between August 9, 2012, and March 13, 2015. To our knowledge, the reporting persons have not filed with the SEC any additional reports on 13G or amendments thereto with respect to their ownership of the shares.

(24)
The Vanguard Group reported that it has sole voting power over 253,903 of such shares, sole dispositive power over 10,796,203 of such shares and shared dispositive power over 242,503 of such shares. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 11, 2015, which provides information only as of December 31, 2014, and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2014, and March 13, 2015.

EXECUTIVE OFFICERS
The following chart sets forth certain information regarding our executive officers as of March 31, 2015:

Name	Age	Position
Michael M. Morrissey, Ph.D. (1)	54	President and Chief Executive Officer
Deborah Burke	59	Senior Vice President and Chief Financial Officer
Jeffrey J. Hessekiel, J.D.	45	Executive Vice President, General Counsel and Secretary
Peter Lamb, Ph.D.	53	Executive Vice President, Discovery Research and Chief Scientific Officer
Gisela M. Schwab, M.D.	57	Executive Vice President and Chief Medical Officer
Pamela A. Simonton, J.D., LL.M.	64	Executive Vice President, Exelixis

(1)	Please see “Class III Directors Continuing in Office Until the 2017 Annual Meeting” in this Proxy Statement for Dr. Morrissey’s biography.
Deborah Burke has served as Senior Vice President and Chief Financial Officer since September 2014, following her appointment to Vice President and Interim Chief Financial Officer in June 2014. From March 2011 to June 2014, Ms. Burke served as the company’s Vice President, Finance & Controller, following more than five years of service in positions of progressive finance leadership that began when she joined the company in May 2005 as Senior Director, Finance & Controller. Prior to that, Ms. Burke was an independent contractor providing financial and accounting services to the company and other biotechnology and financial advisory companies. She has previously held finance positions of increasing responsibility at Celera Diagnostics, Axys Pharmaceuticals and Khepri Pharmaceuticals, as well as audit and accounting roles at several nationally ranked independent public accounting firms. Ms. Burke is a Certified Public Accountant (inactive) and holds a B.S. in Accounting from Florida Atlantic University.
Jeffrey J. Hessekiel, J.D., has served as Executive Vice President and General Counsel since February 2014 and as its Secretary since October 2014. From November 2012 to February 2014, he held the position of Senior Counsel at Arnold & Porter LLP, where he advised emerging growth and public companies, primarily in the life sciences sector, on complex legal issues connected with strategic transactions, healthcare compliance programs and investigations, and regulatory matters. Mr. Hessekiel also served as Acting General Counsel of Achaogen, Inc., a clinical-stage biopharmaceutical company, from May 2012 to November 2012, where he advised the executive management team on matters related to clinical and government contracts, litigation management and employment law. Prior to working at Achaogen, from December 2002 to May 2012, he held positions of increasing responsibility at Gilead Sciences, Inc., most recently as Chief Compliance & Quality Officer where he was responsible for the creation and management of Gilead’s Corporate Compliance & Quality department. From October 1998 to November 2002, Mr. Hessekiel held the position of Associate, working on both litigation and corporate matters for Wilson Sonsini Goodrich and Rosati PC. Mr. Hessekiel also worked as an Associate focusing on litigation matters for Heller Ehrman LLP from August 1996 to July 1998. Prior to joining Heller Ehrman LLP, Mr. Hessekiel also worked for several international non-governmental organizations. Mr. Hessekiel received his J.D. from The George Washington University Law School and is admitted to practice in California. Mr. Hessekiel received a B.A. in Political Science from Duke University.
Peter Lamb, Ph.D., has served as Executive Vice President and Chief Scientific Officer since September 2009. Previously, he served as Senior Vice President, Discovery Research and Chief Scientific Officer from January 2007 until September 2009, as Vice President, Discovery Pharmacology from December 2003 until January 2007 and as Senior Director, Molecular Pharmacology and Structural Biology from October 2000 until December 2003. Prior to joining Exelixis, from June 1992 until September 2000, Dr. Lamb held positions of increasing responsibility at Ligand Pharmaceuticals, a pharmaceutical company, most recently serving as Director of Transcription Research. During this time, he led teams that implemented novel drug discovery approaches that led to the identification of the first small molecule activators of cytokine receptors. Dr. Lamb has held post-doctoral research fellowships at the Carnegie Institution, Department of Embryology, with Dr. S.L. McKnight and the University of Oxford with Dr. N.J. Proudfoot, working in the field of gene regulation. He has authored numerous articles in the fields of gene expression, signal transduction and oncology, and is an author on multiple issued and pending U.S. patents. He has a Ph.D. in Molecular Biology from the ICRF/University of London and a B.A. in Biochemistry from the University of Cambridge.
Gisela M. Schwab, M.D., has served as Executive Vice President and Chief Medical Officer since January 2008. She joined Exelixis in 2006 as Senior Vice President and Chief Medical Officer. From 2002 to 2006, she held the position of Senior Vice President and Chief Medical Officer at Abgenix, Inc., a human antibody-based drug development company. She also served as Vice President, Clinical Development, at Abgenix from 1999 to 2001. Prior to working at Abgenix, from 1992 to 1999, she held positions of increasing responsibility at Amgen Inc., most recently as Director of Clinical Research and Hematology/Oncology Therapeutic Area Team Leader. From August 2011 through July 2014, Dr. Schwab served as a member of the board of directors of Topotarget A/S, a publicly-held biopharmaceutical company. Since June 2012 she has served as a member of the board of directors of Cellerant Therapeutics, Inc. a privately-held biopharmaceutical company. She received her Doctor of Medicine degree from the University of Heidelberg, trained at the University of Erlangen-Nuremberg and the National Cancer Institute and is board certified in internal medicine and hematology and oncology.
Pamela A. Simonton, J.D., LL.M., has served as Executive Vice President, Exelixis since February 2014, reporting to the President and Chief Executive Officer. Ms. Simonton’s duties include advising management on global patent strategies; assisting the President and Chief Executive Officer and other senior management with various corporate projects and activities; and serving as a director of Exelixis’ offshore entities. Ms. Simonton served as Executive Vice President and General Counsel from January 2008 through February 2014. From 2011 through February 2014, she was also responsible for leadership of the company’s business development activities as well as oversight of facilities operations. She served as Senior Vice President, Patents and Licensing from January 2004 until December 2007 and as Vice President of Corporate Technology Development from April 2000 through December 2003. From July 1996 to April 2000, Ms. Simonton served as Vice President, Licensing and Acquisitions for Bayer Corporation’s Pharmaceutical Division. From September 1994 to July 1996, Ms. Simonton served as Vice President of Patents and Licensing for Bayer’s Pharmaceutical Division, North America. Ms. Simonton is admitted to practice in California (RIHC), the District of Columbia and Florida and before the United States Patent and Trademark Office. Ms. Simonton holds a B.S. in Chemistry from Barry College, an M.S. in Physics from the University of Miami, a J.D. from Nova University and an LL.M. in Patent and Trade Regulation from The George Washington University Law School.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
This Compensation Discussion and Analysis explains our strategy, design of, and decision-making related to our compensation programs and practices for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (collectively, "Named Executive Officers"). This Compensation Discussion and Analysis is intended to provide perspective on the compensation information contained in the tables that follow this discussion.
        For fiscal 2014, our Named Executive Officers were:

•	Michael M. Morrissey, Ph.D., President and Chief Executive Officer

•	Deborah Burke, Senior Vice President and Chief Financial Officer

•	Frank L. Karbe, former Executive Vice President and Chief Financial Officer*

•	Jeffrey J. Hessekiel, J.D., Executive Vice President, General Counsel and Secretary

•	Peter Lamb, Ph.D., Executive Vice President, Discovery Research and Chief Scientific Officer

•	Gisela M. Schwab, M.D., Executive Vice President and Chief Medical Officer
*Mr. Karbe left the company on June 2, 2014. SEC rules require that we include him as a Named Executive Officer as he served as our principal financial officer for a portion of fiscal 2014.
While the principal purpose of this Compensation Discussion and Analysis is to review Named Executive Officer compensation, many of the programs discussed apply to other members of senior management who, together with the Named Executive Officers, are collectively referred to herein as "executives."
Executive Summary
Exelixis is a biopharmaceutical company committed to developing small molecule therapies for the treatment of cancer. Our two most advanced assets are cabozantinib, our wholly-owned inhibitor of multiple receptor tyrosine kinases, which is marketed as COMETRIQ® in the United States and the European Union for the treatment of medullary thyroid cancer, or MTC, and cobimetinib (GDC-0973/XL518), a potent, highly selective inhibitor of MEK, which we out-licensed to Genentech, Inc. (a member of the Roche Group), or Genentech.
During 2014, we continued our focus on the advancement of cabozantinib, which we believe has the potential to be a broadly active anti-cancer agent that can make a meaningful difference in the lives of patients, and furthered our efforts to transition from being a company solely focused on the early development of product candidates to one engaged in late-stage development and product commercialization. This transition has not been without its challenges. In September 2014, we announced that our COMET-1 clinical trial of cabozantinib for the treatment of metastatic castration-resistant prostate cancer, or mCRPC, did not meet its primary endpoint of demonstrating a statistically significant increase in overall survival for patients treated with cabozantinib as compared to prednisone. Following the release of the COMET-1 top-line results, we rapidly implemented a corporate restructuring, including a substantial reduction in headcount to conserve our cash resources for ongoing operations. In December 2014, we announced that our COMET-2 clinical trial of cabozantinib in men with mCRPC who were suffering from moderate to severe bone pain did not meet its primary endpoint of alleviation of bone pain. Based on the outcomes of the COMET trials, we deprioritized the clinical development of cabozantinib in mCRPC. During this period, our stock lost significant value, which it has not yet regained.
Despite these setbacks, we were encouraged by advances in 2014 in the commercialization of COMETRIQ, the progress made in trials of cabozantinib for other indications, and, with respect to cobimetinib, the development and regulatory progress made by our partner, Genentech. During 2014:

•
The European Commission granted COMETRIQ conditional approval for the treatment of adult patients with progressive, unresectable, locally advanced, or metastatic MTC, and our distribution partner, Swedish Orphan Biovitrum AB (Sobi) initiated the European Union (EU) commercialization of COMETRIQ with launches in Germany, the United Kingdom and the Nordic countries;

•	Net revenue from sales of COMETRIQ increased 67% to $25.1 million in fiscal 2014 from $15.0 million in fiscal 2013;

•	We completed enrollment in METEOR, our phase 3 pivotal trial of cabozantinib in metastatic renal cell carcinoma, or mRCC, and we expect top-line safety and efficacy data in the second quarter of 2015;

•
We continued enrollment in CELESTIAL, our phase 3 pivotal trial of cabozantinib in advanced hepatocellular carcinoma, or HCC, which we initiated in September 2013, and from which we expect top-line results in 2017;

•
Genentech and Roche reported positive data from the coBRIM phase 3 pivotal trial and completed both the New Drug Application (NDA) with the FDA in the United States and the Marketing Authorization Application (MAA) in the EU

for cobimetinib for use in combination with vemurafenib. The cobimetinib NDA has received Priority Review from the FDA, with a Prescription Drug User Fee Act (PDUFA) date of August 11, 2015; and

•
Independent investigators at the Moffitt Cancer Center presented positive preliminary data from a phase 1 trial of XL888, our wholly-owned small molecule oral inhibitor of Heat Shock Protein 90 (HSP90), in combination with vemurafenib in patients with BRAF V600 mutation-positive melanoma. Based on those results, as well as the data from the coBRIM phase 3 pivotal trial, investigators at the Moffitt Cancer Center plan to initiate a phase 1b trial of the triple combination of vemurafenib, cobimetinib, and XL888 in a similar population during 2015.

At the time employee base salaries and equity incentives were determined in early 2014, we had six ongoing phase 3 clinical trials with top-line results from four of these pivotal trials expected later in the year, and we were planning our potential build-out of our global commercial capabilities in preparation for possible positive outcomes of the COMET trials in mCRPC. Our Board and Compensation Committee felt it was critically important to provide incentives for our employees, including our executive officers, to remain with the company, build value, and strive for success in the areas of late-stage development and product commercialization. Compensation decisions in early 2014 for fiscal 2014 were made with those goals in mind.
In light of the above, the Board and Compensation Committee took the following key actions with respect to compensation for our Named Executive Officers at the beginning of 2014:

•	Salaries for Named Executive Officers. In February 2014, base salaries of our Named Executive Officers for 2014 were increased by between 5% and 10% over base salaries for 2013.

•
Annual Cash Bonuses. In February 2014, the Board determined to set 2014 target cash bonuses for our Named Executive Officers at the same level as in 2013, with the exception of Ms. Burke, whose target cash bonus was increased as a result of her promotion to Chief Financial Officer, and Mr. Hessekiel whose target cash bonus was set at 45% when he joined the company in February 2014.

Following the announcement in September 2014 of our COMET-1 trial results, and our subsequent restructuring and reduction in headcount by approximately 65%, the Compensation Committee and independent members of the Board identified a need to ensure that our compensation program provided incentives for the retention of key executives. These executives are responsible for, and essential to, designing and implementing a strategy to advance our objectives, rebuild stockholder value and preserve the company’s assets. However, all of the equity grants held by these executives at that time were substantially out of the money as a result of the significant drop in our stock price, and, accordingly, were not providing the intended retention and long-term performance incentives.
In light of the above, the Board and Compensation Committee took the following key actions with respect to compensation for our Named Executive Officers in 2014 and early 2015:

•
Salaries for Named Executive Officers. In February 2015, in order to encourage retention of our key executive officers during a critical time in the company’s evolution, base salaries of our Named Executive Officers for 2015 were increased between 3% and 5% over salaries for 2014.

•
Annual Cash Bonuses. In February 2015, and as part of our cash conservation efforts, the Board determined it was not appropriate to reward our executives, including our Named Executive Officers, and our other employees, with cash bonuses for 2014, both as a result of the negative outcomes of the COMET trials and in order to conserve cash.

•
Equity Incentive Compensation. In September 2014, the Board instituted an incentive equity compensation program designed to facilitate retention of the company’s remaining employees, including our Named Executive Officers other than Mr. Karbe, who left the company in June 2014, who are central to maximizing the company’s opportunity for long-term success. The program consisted of a grant of performance-based stock options with vesting milestones tied to our METEOR trial related to cabozantinib for the treatment of mRCC. The grants were designed to align employee incentives with those of our investors and only deliver rewards for positive results that drive stockholder value. In February 2015, in lieu of cash bonuses being paid for 2014, the Compensation Committee recommended, and the Board approved, the grant of additional performance-based stock options to all employees on the same terms and conditions as those granted in September 2014.

Objectives of the Compensation Program
The success of biopharmaceutical companies is significantly influenced by the quality of their work forces. We believe it is critical to our business that we retain our core team of highly qualified employees, including our executive officers. As a testament to their high value in the marketplace for human resources, large pharmaceutical and biopharmaceutical companies and strong local competitors have aggressively recruited our executives and other skilled employees, with the most critical positions at our company among those that are the most in demand. In light of these circumstances, the overall objective of our compensation program at this juncture is to retain and motivate this core team and align their compensation with our business objectives and performance, as well as with the interests of our stockholders.

To this end, our 2014 compensation program for our Named Executive Officers consisted of, and was intended to strike a balance among, the following three principal components (which are discussed in further detail under “Elements of Compensation” below):

•	Base Salary. We pay a base salary to each of our Named Executive Officers to provide an appropriate and competitive base level of current cash income.

•
Cash Bonus. We establish target annual cash bonuses for our Named Executive Officers based on the seniority of the applicable position, as an incentive to encourage superior performance. Actual cash bonuses are discretionary, but generally follow guidelines that take into account achievement against pre-established company, department and, in some cases, personal objectives.

•
Equity Incentive Compensation. We grant equity incentive awards designed to ensure that incentive compensation is linked to achievement of the company’s most important business objectives and its long-term performance. These awards align our executives’ performance objectives with the interests of our stockholders, and provide strong incentives for our key executives to remain with our company.

In addition, we have a Change in Control and Severance Benefit Plan in which all of our Named Executive Officers participate, as well as an employee stock purchase plan, a 401(k) Retirement Plan, and healthcare, dental and vision plans in which all of our employees are entitled to participate, including our Named Executive Officers.
The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. The Compensation Committee uses its judgment to recommend to the Board for each Named Executive Officer a mix of current and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the compensation and corporate objectives described above.
Role of the Compensation Committee and Executive Officers in Compensation Decisions
The Compensation Committee is responsible for recommending to the Board approval of the compensation packages offered to our Named Executive Officers. The Compensation Committee acts on behalf of the Board in discharging the Board’s responsibilities with respect to overseeing our compensation policies, plans, and programs, and establishing and reviewing general policies relating to compensation and benefits of our employees. The Compensation Committee also administers our equity and other incentive plans.
Dr. Morrissey participates in the Compensation Committee’s deliberations with respect to Named Executive Officer compensation other than his own. Each year, Dr. Morrissey and other senior management also develop annual corporate business goals for the company, which are reviewed and, subject to their input, approved by the Compensation Committee and the Board. In determining Named Executive Officer compensation recommendations for 2014, our Chief Executive Officer solicited the input of and received documentary support from our senior human resources personnel. The Compensation Committee also received documentary support, including benchmark and industry data, from third-party salary survey sources, including the Radford Global Life Sciences Survey, with respect to base salaries, target annual cash bonuses, and equity compensation.
The Compensation Committee does not delegate any of its functions to others in determining executive compensation, and we do not currently engage any other consultants with respect to executive and/or director compensation matters, other than Radford.
After the Compensation Committee finalizes its recommendations regarding compensation for our Named Executive Officers, the Compensation Committee presents its recommendations to the full Board for consideration and approval. Dr. Morrissey does not participate in the portion of the Board meeting where his compensation is considered and approved.
Compensation Committee Process
In setting the level of cash and equity compensation for our Named Executive Officers, the Compensation Committee considers various factors, including the performance of each Named Executive Officer and of the company itself during the prior year; the criticality of each such officer’s skill set; the officer’s performance and expected future contributions; market and benchmark data for our industry and specific peer group; the officer’s tenure; the percentage of vested versus unvested equity awards held by the officer; and the value of the equity awards he or she holds. The Compensation Committee balances each of these factors against the company’s cash resources and equity award burn rate guidelines established by proxy advisory firms. When establishing each element of a Named Executive Officer’s compensation, the Compensation Committee also typically takes into consideration the officer’s historical cash and equity compensation, as well as his or her total current and potential compensation. Using this process, our Compensation Committee strives to ensure that our executive compensation program as a whole is competitive. Consistent with the Compensation Committee’s philosophy of maintaining compensation levels that attract and retain the highest caliber executives, the Compensation Committee generally targets total cash and equity compensation above the 50th percentile of the peer company market. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, the Compensation Committee relies on its judgment about each individual rather than adopting a formulaic approach to compensatory decisions.
The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable publicly-held companies. To this end, the Compensation Committee reviews market and benchmark data, which include competitive information relating to compensation levels for comparable positions in the biotechnology and life sciences sector.
Peer Companies. From time to time, the Compensation Committee has retained the consulting firm Frederick W. Cook & Co., Inc. to assist the Compensation Committee in identifying appropriate companies against which to compare our compensation practices and to compile benchmark and industry compensation data. Most recently, the Compensation Committee retained Frederick W. Cook & Co., Inc. in 2013 principally to assist the Compensation Committee in establishing a peer group for the Compensation Committee to use to benchmark executive officer compensation decisions. The peer group used in reviewing compensation for 2014 comprised the following 18 publicly-traded, U.S- based biotechnology/pharmaceutical companies, the same group the Compensation Committee used in 2013:

Alkermes, Inc.	ImmunoGen, Inc.	Nektar Therapeutics
Arena Pharmaceuticals Inc.	Incyte Corp.	NPS Pharmaceuticals, Inc.
Ariad Pharmaceuticals Inc.	Intermune, Inc.	Questcor Pharmaceuticals, Inc.
AVEO Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.	Rigel Pharmaceuticals Inc.
Dendreon Corporation	Isis Pharmaceuticals Inc.	Seattle Genetics Inc.
Genomic Health, Inc.	Lexicon Genetics Inc.	Theravance, Inc.
Our peer companies for 2014 reflected the following qualitative characteristics: compete with Exelixis for labor and/or investment capital; have a generally comparable pay model; and are at a similar stage of development and have similar sales channels, with a focus on companies with an approved drug(s) and a sales force to reflect Exelixis’ situation, although companies with late stage candidates also were eligible for inclusion. At the time the peer group was initially developed in December 2012, the market capitalizations of these companies ranged from well below to considerably higher than the market capitalization of Exelixis. As a result of the inherent volatility of the biopharmaceutical industry, some of the peer companies are considerably larger in market capitalization today than they were at the time of the benchmark study.
Stockholder Advisory Vote on Executive Compensation. The Compensation Committee takes into account the advisory vote of the company’s stockholders on the compensation of the company’s Named Executive Officers in previous years. Our stockholders have had an opportunity to cast an advisory vote at each annual meeting since 2012. At our annual meetings of stockholders held in May 2012, May 2013 and May 2014, our stockholders voted on whether to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in our proxy statements for the respective annual meetings. Our stockholders approved the 2011 compensation of our Named Executive Officers by approximately 84% of the votes entitled to be cast, the 2012 compensation of our Named Executive Officers by approximately 95% of the votes entitled to be cast, and the 2013 compensation of our Named Executive Officers by approximately 90% of the votes entitled to be cast. Our Compensation Committee considered these votes to be an endorsement of the Compensation Committee’s policies and practices and has continued to conduct its review of executive compensation generally consistent with past practice.
Elements of Compensation
As summarized above, our executive compensation program consists of three principal components: base salary, annual discretionary cash bonuses, and equity incentive compensation. Our Named Executive Officers are also eligible to participate, on the same basis as other employees, in our 401(k) Retirement Plan, our employee stock purchase plan and other benefit programs generally available to all employees. Our Named Executive Officers currently do not receive any perquisites.
Base Salary. The Compensation Committee reviews annually each Named Executive Officer’s base salary and sets salary generally based on the criticality of such officer’s skill set, past performance and expected future contributions, the market and benchmark data for our industry and specific peer group, tenure, and market pressures, with each of these factors balanced against consideration of our cash resources and other elements of the officer’s compensation.
Annual Cash Bonus. Our discretionary annual cash bonuses are intended to align the Named Executive Officers’ compensation with our business objectives and performance, as well as the interests of our stockholders, and to enable us to retain and reward executive officers who fulfill or exceed performance expectations. Our Compensation Committee recommends bonus targets (expressed as a percentage of base salary) based on the seniority of the applicable position and takes into account the achievement of company-wide and, other than for our Chief Executive Officer, applicable department or personal performance objectives in determining actual cash bonuses. The bonus targets are reviewed annually by the

Compensation Committee. The Compensation Committee does not follow rigid percentage allocations or other guidelines related to the portion of each Named Executive Officer’s annual cash bonus tied to company-wide, department or personal performance components, but instead exercises its discretion based on its assessment of each officer’s individual performance and department and company factors.
Whether or not a bonus is paid for any year is solely within the discretion of our Board. The actual bonus awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of our company-wide objectives, as well as other factors, including our cash resources.
Equity Incentives. We have granted, and intend to continue to grant, stock options and restricted stock units (RSUs), and potentially other types of equity incentive awards, to align our Named Executive Officers’ compensation with achievement of the company’s most important business objectives and its long-term performance, thereby linking their compensation to the interests of our stockholders. The Compensation Committee believes that stock options are an effective equity-based tool to motivate our Named Executive Officers to pursue these critical company interests aggressively because options only have value if the value of our company as reflected by our stock price increases over time. Stock options are also the most common long-term incentive instrument in use at our peer companies. Another commonly utilized long-term incentive compensation instrument, however, is RSUs. The Compensation Committee believes that RSUs are another effective instrument for employee retention, and that they also have incentive value since the value of RSUs increases as our stock price increases over time. Further, RSUs continue to have incentive value even in the event of a severe stock price decline, unlike stock options that can lose their incentive value in such an event. RSUs are becoming an increasingly prevalent long-term incentive instrument at our peer companies.
Because of the overall importance to our success of aggressively pursuing our strategic goals, as well as preserving our cash resources, a significant portion of the Named Executive Officers’ total compensation typically has consisted of, and is expected to continue to consist of, equity-based awards.
Change in Control and Severance Benefit Plan. We have adopted a Change in Control and Severance Benefit Plan, in which all of our Named Executive Officers participate, to maintain the competitiveness of our executive compensation program and to remove an executive’s potential personal bias against a takeover attempt, and to provide incentives to our executive officers to remain with our company, and objectively evaluate and facilitate an acquisition of our company should consideration of such a transaction be determined appropriate by the Board. A description of this plan is set forth below under the heading “Potential Payments Upon Termination or Change-in-Control.” This plan is a double-trigger plan, in which each participant receives benefits under the plan only if the participant is terminated without cause or is constructively terminated, rather than a single-trigger plan, in which each participant would receive benefits under the plan if a change in control occurs or the participant resigns for any reason after a change in control. We adopted a double-trigger plan because it protects the participants from post-change in control events that are not related to the participants’ performance, encourages them to stay throughout a transition period in the event of a change in control, and does not provide for benefits for a participant who remains with the surviving company in a comparable position.
Other Benefits. We have a 401(k) Retirement Plan in which substantially all of our employees, including our Named Executive Officers, are entitled to participate. Employees contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. We match 100% of the first 3% of employee contributions, in the form of Exelixis stock. Our employee stock purchase plan allows for eligible employees to purchase shares of our common stock at a price equal to the lower of 85% of the closing price at the beginning of the offering period or 85% of the closing price at the end of each six month purchase period. We provide health care, dental and vision benefits to all full-time employees, including our Named Executive Officers. These and other benefits are available to all eligible employees, subject to applicable laws.
2014 Compensation Decisions
2014 Base Salaries. In February 2014, the Compensation Committee reviewed the base salaries of our Named Executive Officers and determined that, in light of their performance in 2013 and their importance to the future of the company, the Compensation Committee would recommend to the Board that the base salary for each of the Named Executive Officers be increased by the following percentages over 2013, with base salary increases approved by the Board as follows, except that Mr. Hessekiel’s base salary remained the same since he had just joined the company in February 2014. In reaching these decisions, the Compensation Committee did not apply a formula, but rather the Compensation Committee and the Board emphasized the factors described above.

Name	2013 Base Salary	2014 Base Salary	Percentage Increase
Michael M. Morrissey, Ph.D.	$700,000	$770,000	10%
Deborah Burke	(1)	(1)	(1)
Frank L. Karbe	$481,008	$519,488	8%
Jeffrey J. Hessekiel, J.D.	--	$450,000	--
Peter Lamb, Ph.D.	$391,603	$411,184	5%
Gisela M. Schwab, M.D.	$476,347	$523,982	10%

(1)
Ms. Burke’s annual salary from January 1 through February 28, 2014, was $273,114 when she was serving as Vice President, Finance and Controller. Her salary increased to $284,039 effective March 1, 2014 as part of the company’s annual review of compensation, and to $315,000 effective September 21, 2014, when she was appointed Senior Vice President and Chief Financial Officer after serving as Vice President and interim Chief Financial Officer following Mr. Karbe’s departure on June 2, 2014. The increase in Ms. Burke’s salary upon her appointment as our permanent Chief Financial Officer was approximately 10.9% over her annual salary prior to that time.

2014 Annual Cash Bonuses. In February 2014, the Compensation Committee recommended, and the Board approved, that 2014 target discretionary cash bonus percentages remain at the same levels as 2013 (i.e., 60% for Dr. Morrissey, and 45% for each of the other Named Executive Officers, other than Ms. Burke). As part of Ms. Burke’s promotion to Senior Vice President and Chief Financial Officer in September 2014, her target bonus percentage was increased from 30% to 35% of her base salary. The Compensation Committee’s decision regarding 2014 target bonuses was based on its subjective assessment that the percentages of base salaries previously established were appropriate. The target bonus amounts for the company’s discretionary cash bonuses are intended to serve as general guidelines for awarding actual bonuses and are not designed to set formulaic payout levels.
In connection with establishing the bonus program for 2014, the Compensation Committee reviewed the company’s research and development and business goals as presented by management and recommended them to the Board for approval. In February 2014, the Board reviewed these goals with the Compensation Committee and management and determined that the goals were appropriate for 2014. These goals were many-faceted, with the top ten goals consisting of the following:

•
Obtaining top-line readout for our phase 3 pivotal trials of cabozantinib in mCRPC (COMET1/2), the final overall survival analysis of cabozatinib in progressive metastatic MTC (EXAM), and a phase 3 pivotal trial conducted by Genentech evaluating cobimetinib with vemurafenib in previously untreated melanoma patients with a BRAF V600 mutation;

•	Goals related to executing our mCRPC submission and launch plan if COMET-1 top-line results were positive ;

•	Goals related to expediting enrollment of the cabozantinib mRCC pivotal trial;

•	Goals relating to advancing cabozantinib in our HCC pivotal trial;

•
Goals relating to advancing company-sponsored trials under our Cooperative Research and Development Agreement with the National Cancer Institute’s Cancer Therapy Evaluation Program and investigator sponsored phase 1b/2 trials;

•	Obtaining European Commission approval launch for COMETRIQ in MTC;

•	Goals relating to implementing the launch for COMETRIQ in MTC in the EU with Sobi, our distributor in the EU;

•	Goals relating to the expansion of access to COMETRIQ under our named patient use program through Sobi, where applicable;

•	Goals relating to advancing our commercial presence in the EU; and

•	Ending fiscal 2014 with more than $200 million in cash.
During 2014, management reported periodically to the Compensation Committee and the Board on the status of the company’s performance against these goals, including in formal meetings in February, May, September and December. In February 2015, the Compensation Committee and the Board evaluated the company’s performance in relation to the 2014 goals, as well as the department and personal objectives applicable to each of the respective Named Executive Officers (other than Dr. Morrissey, whose annual bonus is based solely on company performance goals, and Mr. Karbe who was not eligible to be considered for a bonus following his departure from the company in June 2014).
The Compensation Committee did not assign any weighting of specific company, departmental or personal goals in making its assessment of overall performance, but rather made its subjective assessment of performance against the goals on an overall basis. Viewing the performance and results of the year, the Compensation Committee determined that the company as a whole and each of the Named Executive Officers had performed well. The Compensation Committee and Board also commended the efforts of the executive team to guide the company through an extremely challenging period by responding swiftly and decisively to restructure the company and refocus its efforts following the release of the COMET-1 results. However, because the results of the COMET trials in mCRPC weighed most heavily on the company’s operations and performance, and given the company’s financial position and cash conservation efforts, the Compensation Committee determined that no annual cash bonuses would be paid for 2014. Instead, on February 5, 2015, the Compensation Committee recommended, and the Board approved, an additional grant of performance-based stock options tied to the company’s most critical business objectives (see "2015 Equity Incentive Awards" below).
In connection with her service as interim Chief Financial Officer, Ms. Burke received a one-time special cash bonus of $30,000 which was payable 50% upon her transition to the role of interim Chief Financial Officer in June 2014 and 50% upon the naming of a permanent Chief Financial Officer, which Ms. Burke was named in September 2014.
2014 Equity Incentive Awards. In September 2014, the Compensation Committee engaged in the process of reviewing the equity compensation awards for our Named Executive Officers for 2014. This review was done in connection with management’s proposal that an incentive equity compensation program be instituted which was designed to facilitate retention of the company’s remaining employees not affected by the 2014 restructuring, including the Named Executive Officers, other than Mr. Karbe. The program consisted of the grant of performance-based stock options designed to align employees’ interests with our investors and only deliver rewards for positive results that drive stockholder value. In determining the performance-based equity incentive grants for the Named Executive Officers, the Compensation Committee:

•
reviewed the status of equity incentive awards held by the Named Executive Officers to assess the retention and incentive values of those awards since all prior awards made to the Named Executive Officers were not in the money at the time the Compensation Committee was considering grants for 2014;

•
determined the appropriate size and value of new equity incentive awards for our Named Executive Officers during the coming year, taking into consideration both the desire to provide meaningful incentives to remain with our company and the reality of the company’s financial position;

•
recommended the grant of only stock options (rather than a mix of stock options and RSUs) since options only have value if the value of our company, as reflected by our stock price, increases over time and thus further align the interests of our executives with our stockholders; and

•
due to the criticality of the METEOR trial to the company’s short- and long-term success, recommended that 100% of the stock options granted to employees, including the Named Executive Officers, be performance-based stock option awards with vesting criteria linked to the release of positive data results from the METEOR trial through FDA approval of cabozantinib for use in treating mRCC.

When determining the appropriate size and value of new equity incentive awards, management asked Radford to provide guidance with respect to implementing a strong retention program that would (i) retain executives in challenging times, (ii) allow the company to conserve cash, and (iii) maintain acceptable overhang and burn rates with respect to our equity use. The Compensation Committee reviewed materials provided by Radford and determined that, to be both impactful and within acceptable share use limits, grants should be sized to approximate the value of a new hire grant in the marketplace. On September 19, 2014, the Board accepted the Compensation Committee’s recommendations and approved the following grants to the Named Executive Officers, other than Mr. Karbe:

Name	Number of Shares Subject to Performance-Based Stock Options
Michael M. Morrissey, Ph.D.	1,125,000
Deborah Burke	375,000
Jeffrey J. Hessekiel, J.D.	400,000
Peter Lamb, Ph.D.	400,000
Gisela M. Schwab, M.D.	500,000
The stock options have an exercise price of $1.70 per share, the fair market value of our common stock on the date of grant, and expire seven years from the date of grant or earlier upon termination of service with us. Vesting of the stock options is subject to the achievement of critical clinical, regulatory, and commercialization goals set by the Compensation Committee and approved by the Board, as follows: (i) 50% of the options will vest if the Compensation Committee determines that top-line efficacy data received from the METEOR phase 3 pivotal trial of cabozantinib in mRCC met its primary endpoint at a specified level, with such result to occur no later than a specified date; (ii) 25% of the options will vest if the Compensation Committee confirms that a new drug application for cabozantinib for the treatment of mRCC is accepted for review by the FDA by a specified date; and (iii) 25% of the options will vest if the Compensation Committee confirms that the FDA has approved cabozantinib for the treatment of mRCC by a specified date. If the Compensation Committee concludes that a performance goal has not been achieved by the specified date, the performance stock award with respect to that performance goal will be forfeited. We are not disclosing certain additional details with respect to the goals or deadlines because we believe that their disclosure might cause us competitive harm.
The Compensation Committee believes the target deadlines it has established are achievable with an appropriate amount of diligent effort and expertise. However, the Compensation Committee believes that at the time the goals were set, there would be a substantial degree of difficulty in achieving the goals, particularly due to the inherent unpredictability of clinical trial outcomes and of regulatory approval processes.
Mr. Hessekiel also received a time-based stock option award in the amount of 230,000 shares in connection with his joining the company in February 2014. The option award was approved by the Compensation Committee on January 21, 2014, and has an exercise price of $7.27 per share, the fair market value of our common stock on the date of grant. The date of grant was determined by the Compensation Committee to be the date Mr. Hessekiel commenced employment with the company, or February 10, 2014. The option award will expire seven years from the date of grant or earlier upon termination of service with us. When approving his compensation at the time he was hired, the Compensation Committee solicited the input of and received documentary support from our senior human resources personnel. Using this information, the Compensation Committee approved the forms and levels of Mr. Hessekiel's equity compensation, within which his ultimate compensation was established in arms-length negotiations.
Vesting of these stock options will cease upon termination of service as an employee for any reason. The Named Executive Officers, other than Mr. Karbe, are party to our Change in Control and Severance Benefit Plan, which provides for acceleration of vesting of the award in the event of certain specified change in control events involving us, for the reasons discussed above.
2015 Equity Incentive Awards. In February 2015, in light of the fact that no cash bonuses were paid for 2014 due in part to cash conservation efforts and the need for all employees, including our executives, to remain focused on the achievement of critical milestones in our development of cabozantinib, the Compensation Committee recommended, and the Board approved, a grant of additional performance-based stock options to the Named Executive Officers. As part of this process, management engaged Radford to assist in recommending the appropriate number of stock options for each executive, with equity values for each executive targeted at approximately 100% of the executive’s cash bonus target while maintaining the company’s burn and overhang rates at acceptable levels. Following its review of the valuation, overhang and burn rate information, the Compensation Committee granted the following number of performance-based stock options to the Named Executive Officers:

Name	Number of Shares Subject to Performance-Based Stock Options
Michael M. Morrissey, Ph.D.	450,000
Deborah Burke	175,000
Jeffrey J. Hessekiel, J.D.	200,000
Peter Lamb, Ph.D.	175,000
Gisela M. Schwab, M.D.	250,000
The stock options have an exercise price of $1.90 per share, the fair market value of our common stock on the date of grant, and expire seven years from the date of grant or earlier upon termination of service with us. Vesting of the stock options is subject to the achievement of the same clinical, regulatory and commercialization goals related to our METEOR trial that were set by the Compensation Committee and approved by the Board as the grants made on September 19, 2014 (see above).
Compensation of the Chief Executive Officer for 2014
The Compensation Committee and the Board considered the factors and criteria described under the heading “2014 Compensation Decisions” above in determining Dr. Morrissey’s total compensation for 2014. The Board increased Dr. Morrissey’s base salary for 2014 by 10% over his 2013 base salary. Consistent with the Compensation Committee’s recommendation, the Board has kept Dr. Morrissey’s target cash bonus at 60% of base salary, which is higher than the 45% target for the other Named Executive Officers (other than Ms. Burke’s whose target is 35% of base salary) due to his position as Chief Executive Officer and the critical role he plays at the company. This percentage has not changed since 2011, is consistent with industry practice and reflects Dr. Morrissey’s greater role in determining the course, and ability to influence the future, of the company. In line with the Compensation Committee’s recommendation that no cash bonuses be paid for 2014, Dr. Morrissey did not receive any cash bonus compensation for 2014. Upon recommendation of the Compensation Committee, the

Board granted Dr. Morrissey a performance-based stock option to purchase 1,125,000 shares of our common stock which was substantially larger than those made to our other Named Executive Officers, given his position in the company and the other factors described above. Vesting of the stock options depends on the company’s achievement of specific performance goals set by the Board which are tied to the company’s most important business objectives and only deliver rewards for positive results that drive stockholder value (see “2014 Equity Incentive Awards” above). In February 2015, upon recommendation of the Compensation Committee, in lieu of a cash bonus paid to Dr. Morrissey for 2014, the Board granted 450,000 additional performance-based stock options with the same vesting conditions as those granted in September 2014 (see “2015 Equity Incentive Awards” above).
“Clawback” Policy
The Compensation Committee has not yet established a policy to recover bonuses from our executive officers if the performance objectives that led to a bonus determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee. As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive, in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. Further, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, requires that the SEC promulgate rules which would require that, in the event we are required to restate our financial statements, we “claw back” any bonuses paid based on financial performance that would not have been paid if based on the restated financial performance. The SEC has not yet finalized its “claw back” rules and we expect that the Compensation Committee and Board will re-evaluate the potential adoption of a “claw back” policy once such rules have been promulgated.
Accounting and Tax Considerations
Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, we are required to estimate and record an expense for each award of equity compensation (including stock options and RSUs) over the vesting period of the award. As long as stock options and RSUs remain the sole components of our long-term compensation program, we expect to record stock-based compensation expense on an ongoing basis according to ASC 718. Compensation expense relating to awards subject to performance conditions is recognized if it is probable that the performance goals will be achieved. The probability of achievement of such goals is assessed on a quarterly basis. The Compensation Committee has considered, and may in the future consider, the grant of restricted stock to our executive officers in lieu of stock option grants and/or RSU awards.
Section 162(m) of the Code limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Our Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers should be designated to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, the Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.
Compensation Policies and Practices as They Relate to Risk Management
In 2014, the Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In connection with its evaluation, the Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives. Based on this assessment, the Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.
Conclusion
It is the Compensation Committee’s opinion that the compensation policies and elements discussed above provide the necessary incentives to align our performance and the interests of our stockholders properly while maintaining balanced and competitive executive compensation practices that enable us to attract and retain the highest caliber of executives. The year 2014 was a challenging one for Exelixis; disappointing clinical trial results from the company’s COMET trials in mCRPC required management to take swift, decisive action, including implementing a robust cash conservation plan that had a resulting impact on each employee’s compensation, as reflected by the Compensation Committee’s determination to eliminate that year’s cash bonuses for all employees. The company’s immediate focus is now on top-line results from the company’s METEOR trial in mRCC, expected in the second quarter of 2015. The Compensation Committee believes that the compensation policies and elements described above, including the strong emphasis upon performance-based equity incentives, will encourage the company’s current employees, including its executive officers, to stay with the company and strive for the successful achievement of Exelixis’ substantial development and commercialization goals. The Compensation Committee further believes that these policies and elements support the company’s objective of closely managing its expenses to preserve cash resources.

Summary of Compensation
The following table shows for the fiscal years ended January 2, 2015, December 27, 2013, and December 28, 2012 (referred to as years 2014, 2013 and 2012, respectively), compensation awarded to, paid to or earned by our Chief Executive Officer, each person serving as our Chief Financial Officer in 2014, and our other three most highly compensated executive officers in 2014, which we refer to as our “Named Executive Officers.”
Summary Compensation Table for Fiscal 2014

Name and Principal Position	Year (1)	Salary ($)(2)		Bonus ($)(3)		Option Awards ($)(4)	All Other Compensation ($)(5)		Total ($)
Michael M. Morrissey, Ph.D.	2014	755,192		—		1,378,800	7,800		2,141,792
President and Chief	2013	684,003		420,000		3,713,760	7,650		4,825,413
Executive Officer	2012	618,682		438,286		2,280,412	7,500		3,344,880
Deborah Burke*	2014	288,873	(6)	30,000	(7)	459,600	7,800		786,273
Senior Vice President and
Chief Financial Officer
Frank L. Karbe**	2014	233,622	(8)	—		—	629,479	(9)	863,101
Former Executive Vice President	2013	472,759		216,453		928,440	7,650		1,625,302
and Chief Financial Officer	2012	438,249		232,981		697,738	—		1,368,968
Jeffrey J. Hessekiel, J.D.*	2014	380,769	(10)	—		1,657,536	—		2,038,305
Executive Vice President, General
Counsel and Secretary
Peter Lamb, Ph.D.*	2014	407,042		—		490,240	7,800		905,082
Executive Vice President,
Discovery Research and Chief
Scientific Officer
Gisela M. Schwab, M.D.	2014	513,906		—		612,800	7,800		1,134,506
Executive Vice President	2013	467,353		214,356		1,237,920	7,650		1,927,279
and Chief Medical Officer	2012	430,058		269,869		697,738	7,500		1,405,165
*Was not in our summary compensation table prior to fiscal year 2014 and, according to applicable SEC rules, no information is provided for fiscal years 2013 and 2012.
**Was our principal financial officer until his departure from the company on June 2, 2014.

(1)	The compensation reflected in the Summary Compensation Table reflects a 53-week period for fiscal 2014, and a 52-week period for each of fiscal 2013 and 2012.

(2)
The amount in this column represents the amount actually paid to each Named Executive Officer for fiscal 2014. For information regarding 2014 base salaries, please see “Compensation Discussion and Analysis-2014 Compensation Decisions-2014 Base Salaries.”

(3)
The amount in this column represents discretionary cash bonuses for services rendered during the indicated fiscal years by the Named Executive Officers. For a description of the company’s cash bonus program, see “Compensation Arrangements--Annual Cash Bonuses” following the Grant of Plan Based Awards table. The company does not maintain a “Non-Equity Incentive Plan” as defined in applicable SEC rules.

(4)
Amounts shown in this column do not reflect compensation actually received or amounts that may be realized in the future by the Named Executive Officers. The amounts shown reflect the aggregate grant date fair value in the indicated fiscal years for option awards as computed in accordance with ASC 718. The assumptions used to calculate the value of option awards are set forth in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2015, filed with the SEC on March 2, 2015. The grant date fair values presented in the table for the performance-based option awards assume achievement of the highest level of performance conditions, and excludes estimates of forfeiture. There can be no assurance that the stock option awards will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the ASC 718 value shown in this column.

(5)
The amounts in this column consist of the value of matching contributions made by us under our tax-qualified 401(k) Retirement Plan, which provides for broad-based employee participation, other than the amount provided for Mr. Karbe. See Note 9 for a description of amounts paid to Mr. Karbe.

(6)
Ms. Burke’s salary from January 1, 2014, through February 28, 2014, was $273,114 annually. Her salary increased to $284,039 effective March 1, 2014, and to $315,000 effective September 21, 2014. The amount shown in this column reflects the amount actually paid to Ms. Burke during 2014.

(7)
Represents a one-time special cash bonus of $30,000 payable 50% upon Ms. Burke’s transition to the role of interim Chief Financial Officer and 50% upon Ms. Burke becoming the permanent Chief Financial Officer in September 2014.

(8)
Mr. Karbe’s base salary for 2014 was $519,488 annually. His separation from the company was effective June 2, 2014, and the amount in this column represents salary paid from the beginning of the 2014 fiscal year through his termination date.

(9)
Mr. Karbe was paid a one time lump sum cash payment of his annual salary of $519,488 on the date of his separation, payments of accrued vacation time of $99,902 and COBRA premiums for 2014 in the amount of $10,089, paid in accordance with the terms of his Transition and Consulting Agreement (see “Transition and Consulting Agreement” below).

(10)
Mr. Hessekiel’s base salary for 2014 was $450,000 per year. The amount shown in this column represents the amount he was actually paid in fiscal 2014, taking into account his start date in February 2014.

Grants of Plan-Based Awards
The following table shows for the fiscal year ended January 2, 2015, certain information regarding grants of plan-based awards to the Named Executive Officers, other than Mr. Karbe who was not eligible for, and did not receive, an award as he was not employed by the company on the date of grant:
Grants of Plan-Based Awards in Fiscal 2014

	Grant Date	Approval Date of Stock Options Grant(1)	Estimated Future Payouts Under Equity Incentive Plan Awards (Sh)(2)			All other option awards: Number of Securities Underlying Options(#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(4)
			Threshold	Target	Maximum
Michael M. Morrissey, Ph.D.	9/19/2014	—	312,500	1,125,000	1,125,000		1.70	1,378,000
Deborah Burke	9/19/2014	—	93,750	375,000	375,000		1.70	459,600
Jeffrey J. Hessekiel, J.D.	2/10/2014	1/21/2014				230,000	7.27	1,167,296
	9/19/2014	—	100,000	400,000	400,000		1.70	490,240
Peter Lamb, Ph.D.	9/19/2014	—	100,000	400,000	400,000		1.70	490,240
Gisela M. Schwab, M.D.	9/19/2014	—	125,000	500,000	500,000		1.70	612,800

(1)
Reflects the date the Compensation Committee determined to make the grant, such grant to be effective on the grant date designated in the column to the left, at the fair market value on the grant date. The grant date was designated at the time of the Compensation Committee’s action. If no date appears in this column for a particular grant, the date of approval is the same as the date of grant, as reflected in the column to the left.

(2)
Each equity award was granted pursuant to our 2014 Equity Plan and is a performance-based stock option. Vesting of the stock options is tied to performance goals set by the Compensation Committee as described in “Compensation Discussion and Analysis-2014 Compensation Decisions-2014 Equity Incentive Awards.” If the Compensation Committee concludes that a performance goal has not been achieved by the specified date, the performance stock award with respect to that performance goal will be forfeited. Each stock award expires seven years from the date of grant or earlier upon termination of service and is subject to vesting acceleration as described under the caption “Potential Payments Upon Termination or Change-in-Control” below.

(3)
The option award was granted pursuant to our 2011 Equity Plan and expires seven years from the date of grant or earlier upon termination of service. The option vested as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the grant date and will continue to vest thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant date. Vesting is subject to acceleration as described under the caption “—Potential Payments Upon Termination or Change-in-Control” below.

(4)
Amounts shown in this column do not reflect compensation actually received or amounts that may be realized in the future by the Named Executive Officers. The amounts shown in this column reflect the aggregate grant date fair value in fiscal year 2014 for the option award as computed in accordance with ASC 718, excluding estimates of forfeiture. The assumptions used to calculate the value of the option award are set forth in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2015, filed with the SEC on March 2, 2015. There can be no assurance that the stock option award will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the ASC 718 value shown in this column.

Compensation Arrangements
Base Salaries.  For a description of actions taken by the Compensation Committee with respect to base salaries for our Named Executive Officers for fiscal 2014, please see “Compensation Discussion and Analysis-2014 Compensation Decisions-2014 Base Salaries” above.
Annual Cash Bonuses. Each year the Compensation Committee considers payment of annual cash bonuses to Named Executive Officers for services rendered in the past year. Whether or not a bonus is paid for any year is solely within the discretion of the Board or Compensation Committee upon delegation by the Board. While the Compensation Committee has established general guidelines related to bonus target amounts and the portion of each Named Executive Officer’s annual cash bonus that is tied to company-wide, department or personal performance components, the Compensation Committee exercises broad discretion in determining the amount of cash bonuses and does not attempt to quantify the level of achievement of corporate goals or the extent to which each Named Executive Officer or his or her department contributed to Exelixis’ overall success. Accordingly, we do not consider these bonuses to be “Non-Equity Incentive Plan Compensation” within the meaning of applicable SEC rules.
The bonus targets for the fiscal year ended January 2, 2015, were as follows: $462,000 for Dr. Morrissey (60% of base salary); $110,250 for Ms. Burke (35% of base salary); $179,754 for Mr. Hessekiel (45% of base salary, pro-rated to reflect his start date in February 2014); $235,792 for Dr. Schwab (45% of base salary); and $185,033 for Dr. Lamb (45% of base salary). The actual bonus awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of our company-wide objectives. In awarding bonuses, the Compensation Committee also reviews total cash compensation (base salary and bonus) awarded to similarly situated executive officers at our peer companies. No cash bonuses were awarded to the Named Executive Officers for the year ended January 2, 2015, other than to Ms. Burke, which was a one-time special cash bonus of $30,000 payable 50% in connection with her promotion to interim Chief Financial Officer and 50% upon her promotion to permanent Chief Financial Officer in 2014. For a description of bonuses paid to Named Executive Officers under our compensation program, see “Compensation Discussion and Analysis” above.
Stock Awards and Option Awards. Our 2011 Equity Plan, which was continued by its successor, our 2014 Equity Plan, on May 28, 2014, provided for the grant of RSUs and compensatory stock options to our Named Executive Officers and other employees. In 2014, we granted a time-based stock option award to Mr. Hessekiel in connection with his joining the company in February 2014. Our 2014 Equity Plan provides for the grant of RSUs and compensatory stock options to our Named Executive Officers and other employees. In 2014, we granted performance-based stock options to our Named Executive Officers to keep our management team focused on certain shorter-term objectives that we believe will further our longer-term business strategy.
For information regarding stock option grants to the Named Executive Officers in fiscal 2014, including the number of options granted, the exercise price and vesting conditions related thereto, please see “Compensation Discussion and Analysis-2014 Compensation Decisions-2014 Equity Incentive Awards” above. As a general matter, the vested portion of options granted to our Named Executive Officers will expire three months after each Named Executive Officer’s termination of continuous service, subject to extension in certain termination situations or events that can accelerate the vesting, as described under “Potential Payments Upon Termination or Change-in-Control” below.
Employment Agreements. We have no employment agreements with our Named Executive Officers.
Transition and Consulting Agreement. We entered into a Transition and Consulting Agreement, or the Transition Agreement, effective as of May 2, 2014, with Frank L. Karbe, our former Executive Vice President and Chief Financial Officer, pursuant to which his employment with the company terminated on June 2, 2014, or the Transition Date. Pursuant to the Transition Agreement, and in exchange for his general release of claims, Mr. Karbe received from the company: (i) a cash transition payment equal to one year of his 2014 base salary of $519,488, less required withholdings, and (ii) payment of the COBRA premiums necessary to continue his current health insurance coverage until the earlier of twelve months after the

Transition Date or such time as he becomes eligible for similar health insurance through another employer. Under the Transition Agreement, Mr. Karbe will consult for the company, and be paid $250 per hour for consulting services, for a period commencing on the Transition Date and continuing until June 2, 2015, which consulting period is terminable at any time by him, or by us under certain limited circumstances (the period of time he is retained as a consultant, or the Consulting Period). All outstanding equity awards previously granted to Mr. Karbe under our equity incentive plans continue to vest during the Consulting Period. He will be entitled to exercise any vested equity awards until the earlier of (i) the date which is three months after the end of the Consulting Period or (ii) the original expiration date of each such equity award. The foregoing summary of the Transition Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Transition Agreement filed as an exhibit to our Quarterly Report on Form 10-Q for the fiscal quarter ending June 27, 2014.
Change in Control and Severance Benefit Plan. Each of our Named Executive Officers participates in our Change in Control and Severance Benefit Plan, a description of which is included below under the heading “Potential Payments Upon Termination or Change-in-Control.”
Other Compensatory Arrangements. Please see “Compensation Discussion and Analysis-Elements of Compensation-Other Benefits” above for a description of other executive compensatory arrangements, including our 401(k) Retirement Plan and other benefits.

Outstanding Equity Awards at Fiscal Year–End
The following table shows certain information regarding outstanding equity awards at January 2, 2015, for the Named Executive Officers.
Outstanding Equity Awards at January 2, 2015

		Option Awards							Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Name		Exercisable	Unexercisable
Michael M. Morrissey, Ph.D.	12/12/2005	300,000	—				8.90	12/11/2015
	12/8/2006	200,000	—				8.99	12/7/2016
	12/6/2007	200,000	—				9.91	12/5/2017
	12/16/2008	50,000	—				5.04	12/15/2018
	2/26/2009	25,000	—				4.42	2/25/2019
	12/9/2009	300,000	—				7.18	12/8/2019
	9/28/2011	365,625	84,375	(4)			5.50	9/27/2018
	9/21/2012	226,125	175,875	(5)			5.555	9/20/2019
	9/18/2013	225,000	495,000	(6)			5.51	9/17/2020
	9/18/2013				240,000	(7)	5.51	9/17/2020
	9/19/2014				1,125,000	(8)	1.70	9/18/2021
Deborah Burke	6/1/2005	10,000	—				7.02	5/31/2015
	12/16/2008	9,000	—				5.04	12/15/2018
	2/26/2009	12,500	—				4.42	2/25/2019
	8/5/2009	72,000	—				5.63	8/4/2019
	9/28/2011	31,840	7,348	(4)			5.50	9/27/2018
	9/28/2011								1,088	(9)	1,795
	9/21/2012	14,175	11,025	(5)			5.555	9/20/2019
	9/21/2012								4,200	(10)	6,930
	9/18/2013	12,187	26,812	(6)			5.51	9/17/2020
	9/18/2013				26,000	(7)	5.51	9/17/2020
	9/18/2013								9,750	(11)	16,088
	9/19/2014				375,000	(8)	1.70	9/18/2021
Frank L. Karbe	12/12/2005	200,000	—				8.90	12/11/2015
	12/8/2006	100,000	—				8.99	12/7/2016
	7/9/2007	60,000	—				11.93	7/8/2017
	12/6/2007	100,000	—				9.91	12/5/2017
	12/16/2008	50,000	—				5.04	12/15/2018
	2/26/2009	25,000	—				4.42	2/25/2019
	12/9/2009	187,500	—				7.18	12/8/2019
	9/28/2011	121,875	28,125	(4)			5.50	9/27/2018
	9/21/2012	69,187	53,813	(5)			5.555	9/20/2019
	9/18/2013	56,250	123,750	(6)			5.51	9/17/2020
	9/18/2013				60,000	(7)	5.51	9/17/2020
Jeffrey J. Hessekiel, J.D.	2/10/2014	—	230,000	(12)			7.27	2/9/2021
	9/19/2014				400,000	(8)	1.70	9/18/2021

		Option Awards							Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)		Equity Incentive Plan Awards : Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Name		Exercisable	Unexercisable
Peter Lamb, Ph.D.	12/16/2008	50,000	—				5.04	12/15/2018
	2/26/2009	25,000	—				4.42	2/25/2019
	8/5/2009	352,425	—				5.63	8/4/2019
	9/1/2009	75,000	—				5.96	8/31/2019
	12/9/2009	75,000	—				7.18	12/8/2019
	12/15/2009	25,000	—				7.51	12/14/2019
	9/28/2011	60,937	14,063	(4)			5.50	9/28/2018
	9/28/2011								2,083	(9)	3,437
	9/21/2012	69,187	53,813	(5)			5.555	9/20/2019
	9/18/2013	39,375	86,625	(6)			5.51	9/17/2020
	9/18/2013				42,000	(7)	5.51	9/17/2020
	9/19/2014	—	—		400,000	(8)	1.70	9/18/2021
Gisela M. Schwab, M.D.	9/1/2006	175,000	—				9.73	8/31/2016
	12/8/2006	44,000	—				8.99	12/7/2016
	12/6/2007	200,000	—				9.91	12/5/2017
	12/16/2008	50,000	—				5.04	12/15/2018
	2/26/2009	25,000	—				4.42	2/25/2019
	12/9/2009	210,000	—				7.18	12/8/2019
	9/28/2011	91,406	21,094	(4)			5.50	9/27/2018
	9/28/2011								3,125	(9)	5,156
	9/21/2012	69,187	53,813	(5)			5.555	9/20/2019
	9/18/2013	75,000	165,000	(6)			5.51	9/17/2020
	9/18/2013				80,000	(7)	5.51	9/17/2020
	9/19/2014	—	—		500,000	(8)	1.70	9/18/2021

(1)
Option awards granted prior to January 26, 2010, were issued under our 2000 Equity Plan, expire ten years from the date of grant or earlier upon termination of service and vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date. Option awards granted after May 18, 2011, were issued under our 2011 Equity Plan, are either subject to time-based vesting or performance-based vesting and expire seven years from the date of grant or earlier upon termination of continuous service. Option awards granted after May 18, 2011 and subject to time-based vesting, vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date. There were no option awards granted to Named Executive Officers between January 26, 2010 and May 18, 2011. Option awards granted after May 28, 2014, were issued under our 2014 Equity Plan and expire seven years from the date of grant or earlier upon termination of service. Vesting of awards granted under the 2014 Equity Plan is set forth in the applicable footnote accompanying the entry. Option awards granted subject to performance-based vesting, vest in full, in part or not at all based on achievement of certain goals set by the Compensation Committee as described below in Footnotes 9, 10 and 11. Vesting of all options issued to our Named Executive Officers are subject to acceleration as described under the caption “Potential Payments Upon Termination or Change-in-Control” below.

(2)
Restricted stock unit (RSU) awards granted prior to January 26, 2010, were issued under our 2000 Equity Plan and generally vest as to 1/4th of the original number of shares subject to the RSU award on the first established RSU vesting date following the one year anniversary of the grant date and thereafter as to 1/16th of the original number of shares subject to the RSU award on each succeeding RSU vesting date, until fully-vested. We have established February 15th, May15th, August 15th and November 15th as restricted stock unit vesting dates. RSU awards granted after May 18, 2011, were issued under our 2011 Equity Plan and generally vest as to 1/4th of the original number of shares subject to the RSU award on the first established RSU vesting date following the one year anniversary of the grant date and thereafter as to 1/4th of the original number of shares subject to the RSU award on each anniversary of the first established RSU vesting date following the one year anniversary of the grant date, until fully-vested. There were no RSU awards granted to Named Executive Officers between January 26, 2010 and May 18, 2011. No RSU awards have been granted to our Named Executive Officers under the 2014 Equity Plan. Vested shares will be delivered to the Named Executive Officer on the applicable vesting date, provided that delivery may be delayed pursuant to the terms of the award agreement. Vesting of all RSU awards issued to our Named Executive Officers is subject to acceleration as described under the caption “Potential Payments Upon Termination or Change-in-Control” below.

(3)	For purposes of determining market value, we assumed a stock price of $1.65, the closing sale price per share of our common stock on January 2, 2015, the last business day of our last fiscal year.

(4)
Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of September 28, 2015 (assuming that such options are not accelerated).

(5)
Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of September 21, 2016 (assuming that such options are not accelerated).

(6)
Options were granted pursuant to Section 5 of our 2011 Equity Plan and vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of September 18, 2017 (assuming that such options are not accelerated).

(7)
Options were granted as performance stock awards pursuant to Section 6(c)(i) of our 2011 Equity Plan. Vesting of the performance-based stock options is tied to a performance goal set by the Compensation Committee as follows: the remaining performance-based stock options will vest if the Compensation Committee determines that top-line efficacy data received from the METEOR phase 3 pivotal trial of cabozantinib in metastatic RCC met its primary endpoint at a specified level, with such result to occur no later than a specified date. If the Compensation Committee has not concluded that a performance goal has been achieved by the specified date, the performance stock award with respect to that performance goal will be forfeited.

(8)
Options were granted as performance stock awards pursuant to Section 6(c)(i) of our 2014 Equity Plan. Vesting of the performance-based stock options is tied to performance goals set by the Compensation Committee as follows: (i) 50% of the options will vest if the Compensation Committee determines that top-line efficacy data received from the METEOR phase 3 pivotal trial of cabozantinib in mRCC met its primary endpoint at a specified level, with such result to occur no later than a specified date; (ii) 25% of the options will vest if the Compensation Committee confirms that a new drug application for cabozantinib for the treatment of mRCC is accepted for review by the FDA by a specified date; and (iii) 25% of the options will vest if the Compensation Committee confirms that the FDA has approved cabozantinib for the treatment of mRCC by a specified date. If the Compensation Committee has not concluded that a performance goal has been achieved by the specified date, the performance stock award with respect to that performance goal will be forfeited.

(9)	RSUs vest as to 1/4th of the original number of shares subject to the RSU award on each November 15th with a final vesting date of November 15, 2015 (assuming that such RSUs are not accelerated).

(10)	RSUs vest as to 1/4th of the original number of shares subject to the RSU award on each November 15th with a final vesting date of November 15, 2016 (assuming that such RSUs are not accelerated).

(11)	RSUs vest as to 1/4th of the original number of shares subject to the RSU award on each November 15th with a final vesting date of November 15, 2017 (assuming that such RSUs are not accelerated).

(12)
Option vests as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the grant date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant date with a final vesting date of February 10, 2018 (assuming that such options are not accelerated).

Option Exercises and Stock Vested
The following table includes certain information with respect to stock awards held by the Named Executive Officers that vested during the fiscal year ended January 2, 2015. Mr. Hessekiel did not and does not hold stock awards, and so does not appear in the table below. No stock options held by Named Executive Officers were exercised during the fiscal year ended January 2, 2015.
Stock Vested in Fiscal 2014

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Michael M. Morrissey, Ph.D.	3,125	22,531
Deborah Burke	7,688	20,150
Frank L. Karbe	1,954	14,088
Peter Lamb, Ph.D.	5,209	26,142
Gisela M. Schwab, M.D.	5,313	21,181

(1)
“Value Realized on Vesting” is based on the fair market value of our common stock on the applicable vesting date and does not necessarily reflect proceeds actually received by the Named Executive Officers.

Potential Payments Upon Termination or Change-in-Control
Change in Control and Severance Benefit Plan
In December 2005, the Board, upon recommendation of the Compensation Committee, adopted a Change in Control and Severance Benefit Plan that provides for certain severance benefits to our officers in connection with specified termination events. Eligible plan participants may include any employee having a rank of vice president or above, which includes the Named Executive Officers. We amended our Change in Control and Severance Benefit Plan in December 2008 and again in December 2010 to bring the plan into compliance with Section 409A of the Code and other rules governing such plans.
If a Named Executive Officer’s employment terminates due to an involuntary termination without cause or a constructive termination, or Covered Termination, during a period starting one month prior to and ending 13 months following a change in control, or a Change in Control Termination, then the Named Executive Officer would be entitled to the following benefits under the plan:

•
a cash payment paid in installments pursuant to our regularly scheduled payroll periods equal to the sum of the Named Executive Officer’s base salary and target bonus for (i) 18 months for Named Executive Officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer;

•
the vesting of up to all of the Named Executive Officer’s options and RSUs will accelerate in full and the exercise period of such options will be extended to the later of (i) 12 months after the change in control and (ii) the post-termination exercise period provided for in the applicable option agreement; the plan also provides that any reacquisition or repurchase rights held by us in respect of common stock issued or issuable pursuant to any stock awards granted under our 2000 Equity Plan, 2011 Equity Plan and 2014 Equity Plan shall lapse;

•
payment of COBRA premiums, or the cash equivalent thereof, for any health, dental or vision plan sponsored by Exelixis for a period of up to (i) 18 months for Named Executive Officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer; and

•
payment of outplacement services for (i) 18 months for Named Executive Officers (other than the Chief Executive Officer), subject to a $30,000 limit and (ii) 24 months for the Chief Executive Officer, subject to a $50,000 limit.

In the event of a Covered Termination of a Named Executive Officer that is not also a Change in Control Termination, such Named Executive Officer would be entitled to receive a cash severance benefit under the plan equal to six months of base salary paid in installments pursuant to our regularly scheduled payroll periods. In such circumstances, we would also pay for a period of up to six months such Named Executive Officer’s COBRA premiums, or the cash equivalent thereof, for any health, dental or vision plan that we sponsored and that the Named Executive Officer is enrolled in. However, such Named Executive Officer would not be entitled to any vesting acceleration benefits by virtue of such termination.
The payments and benefits described above are subject to certain reductions and offsets if, for example, the Named Executive Officer received other severance benefits from us pursuant to a written employment agreement. In addition, if any of the severance benefits payable under the plan would constitute a “parachute payment” subject to the excise tax imposed by Section 4999 of the Code, a Named Executive Officer may receive a reduced amount of the affected severance benefits, The plan does not provide for the gross up of any excise taxes imposed by Section 4999 of the Code. No Named Executive Officer would receive benefits under the plan if (i) the Named Executive Officer has entered into an individually negotiated employment agreement that provides for severance or change in control benefits, (ii) the Named Executive Officer voluntarily terminates employment with us to accept employment with another entity that is controlled by us or is otherwise affiliated with us or (iii) the Named Executive Officer does not confirm in writing that he or she is subject to agreements with us relating to proprietary and confidential information. In addition, as a general matter, to be eligible to receive benefits under the plan and if requested by Exelixis, a Named Executive Officer must execute a general waiver and release of claims, and such release must become effective in accordance with its terms.
Treatment of Equity Awards
Pursuant to our 2000 Equity Plan, 2011 Equity Plan and 2014 Equity Plan, in the event of an asset sale, merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but our common stock is converted by virtue of the merger into other property, then any surviving or acquiring corporation may assume outstanding stock awards or substitute similar stock awards for those under the plan. If any surviving or acquiring corporation refuses to assume such outstanding stock awards or substitute similar stock awards, stock awards held by participants whose service has not terminated will be accelerated in full. In addition, if any person, entity or group acquires beneficial ownership of more than 50% of our combined voting power, then stock awards held by participants whose service has not terminated will be accelerated in full.
The following table sets forth the potential severance payments and benefits under our Change in Control and Severance Benefit Plan to which a Named Executive Officer would be entitled in connection with specified termination events, as if such Named Executive Officers’ employment terminated as of January 2, 2015, the last business day of our last fiscal year. In addition, the table sets forth the amounts to which such Named Executive Officers would be entitled under our equity plans either (i) in connection with a change in control transaction in which the successor corporation did not assume or substitute outstanding stock awards, or (ii) an entity or group acquired more than 50% of our combined voting power, in each case, as of January 2, 2015. There are no other agreements, arrangements or plans that entitle any of the above-mentioned Named Executive Officers to severance, perquisites or other enhanced benefits upon termination of employment, other than certain extensions of the termination date to avoid violation of registration requirements under the Securities Act of 1933, as amended, or for such Named Executive Officer’s death or disability.
Potential Payments Table
The following table shows the potential payments upon termination of employment or a change in control for the Named Executive Officers. The table assumes that the triggering event took place on January 2, 2014, the last day of our 2014 fiscal year. Mr. Karbe does not appear in the table as his employment with the company terminated on June 2, 2014, and, accordingly, he would not have been entitled to any such payments. For more detailed information regarding the payments made to Mr. Karbe upon his termination, please see “-Compensation Arrangements-Transition and Consulting Agreement” above.

Potential Payments Upon Termination or Change-in-Control Table

Name	Benefit	Change in Control and Severance Benefit Plan		Equity Plans
		Involuntary Termination Without Cause or Constructive Termination in Connection with a Change of Control ($)(1)	Involuntary Termination Without Cause or Constructive Termination Not in Connection with a Change in Control ($)(2)	Certain Change of Control Transactions without Termination ($)(3)
Michael M. Morrissey, Ph.D.	Base Salary	1,540,000	385,000	—
	Bonus	1,001,000	—	—
	Vesting Acceleration(4)	—	—	—
	COBRA Payments	42,599	10,650	—
	Outplacement Services	50,000	—	—
Benefit Total		2,633,599	395,650	—
Deborah Burke	Base Salary	472,500	157,500	—
	Bonus	165,375	—	—
	Vesting Acceleration(4)	24,813	—	24,813
	COBRA Payments	31,949	10,650	—
	Outplacement Services	30,000	—	—
Benefit Total		724,637	168,150	24,813
Jeffrey J. Hessekiel, J.D.	Base Salary	675,000	225,000	—
	Bonus	303,750	—	—
	Vesting Acceleration(4)	—	—	—
	COBRA Payments	31,949	10,650	—
	Outplacement Services	30,000	—	—
Benefit Total		1,040,699	235,650	—
Peter Lamb, Ph.D.	Base Salary	616,776	205,592	—
	Bonus	277,550	—	—
	Vesting Acceleration(4)	3,437	—	3,437
	COBRA Payments	38,096	12,699	—
	Outplacement Services	30,000	—	—
Benefit Total		965,859	218,291	3,437
Gisela M. Schwab, M.D.	Base Salary	785,973	261,991	—
	Bonus	353,688	—	—
	Vesting Acceleration(4)	5,156	—	5,156
	COBRA Payments	38,096	12,699	—
	Outplacement Services	30,000	—	—
Benefit Total		1,212,913	274,690	5,156

(1)
These benefits would be payable under the Change in Control and Severance Benefit Plan if the involuntary termination without cause or constructive termination occurred during a period starting one month prior to and ending 13 months following the change in control.

(2)
These benefits would be payable under the Change in Control and Severance Benefit Plan if the involuntary termination without cause occurred more than one month before the change in control or if the involuntary termination without cause or a constructive termination occurred more than 13 months following the change in control.

(3)
These benefits would be payable under the 2000 Equity Plan and/or the 2011 Equity Plan and/or the 2014 Equity Plan if either (i) a successor corporation does not assume outstanding stock awards in a change of control transaction or

(ii) a person, entity or group acquires beneficial ownership of more than 50% of our combined voting power, and, in each case, the Named Executive Officers do not terminate employment in connection with such a transaction or event.

(4)
Assumes that the triggering event occurred on January 2, 2015, the last day of our last fiscal year, when the closing sale price per share of our common stock was $1.65 per share. The amount of the vesting acceleration is determined by: (i) aggregating for all accelerated options, the amount equal to (A) the excess, if any, of $1.65 over the relevant exercise price of the option, multiplied by (B) the number of shares underlying unvested options at such exercise price as of January 2, 2015, and (ii) aggregating for all accelerated RSUs, the amount equal to (X) $1.65 multiplied by (Y) the number of shares underlying the unvested RSUs. There can be no assurance that a similar triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at a time when our closing sale price is different.

COMPENSATION COMMITTEE REPORT
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not deemed to be incorporated by reference in any filing of Exelixis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The Compensation Committee of the Board of Directors of Exelixis, Inc., consisting solely of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended January 2, 2015.
Compensation Committee:
Charles Cohen, Chairman
Vincent T. Marchesi
Lance Willsey

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, the Compensation Committee comprised Drs. Cohen, Marchesi and Willsey. None of the members of the Compensation Committee during 2014 has at any time been an officer or employee of Exelixis, except that Dr. Cohen served as our acting Chief Scientific Officer from December 1995 to April 1997, and was named an officer of one of our former subsidiaries from 2001 through March 2005, for which he did not receive any compensation. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Indemnification Agreements
As permitted by Delaware law, our Certificate of Incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.
Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.
We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by Exelixis, arising out of such person’s services as a director or executive officer with respect to Exelixis, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.
Policies and Procedures with Respect to Related Party Transactions
The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interests. In December 2006, the Board adopted a Statement of Policy with respect to transactions entered into with related parties. Under this policy, the Audit Committee has been tasked with responsibility to review and approve related party transactions. The policy provides that management shall present related party transactions to the Audit Committee for approval. The policy does not prevent management from entering into any related party transaction without prior approval of the Audit Committee, so long as such related party transaction is thereafter presented to the Audit Committee for ratification. If ratification is not forthcoming, then management shall make all reasonable efforts to cancel or annul such transaction.
Under the policy, a “related party” includes: any senior officer (including each executive officer or officer subject to Section 16 of the Securities Exchange Act of 1934, as amended) or director of Exelixis; a person who is an immediate family member of a senior officer, director or director nominee; a security holder who is known to own of record or beneficially more than 5% percent of any class of our securities; a person who is an immediate family member of such security holder; or an entity which is owned or controlled by one of the aforementioned persons, or an entity in which one of the aforementioned persons has a substantial ownership interest in or control over such entity.
All related party transactions shall be disclosed in our applicable filings with the SEC as required under SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Exelixis. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 2, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks and other fiduciaries) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be householding proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Investor Relations, Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080 or contact Exelixis, Inc., Investor Relations at (650) 837-7000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.
ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended January 2, 2015, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080.
OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Jeffrey J. Hessekiel
Executive Vice President, General Counsel and Secretary
South San Francisco, California
April 16, 2015

EXELIXIS®

IMPORTANT ANNUAL MEETING INFORMATION 000004

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▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

EXELIXIS®

Proxy — EXELIXIS, INC.

The undersigned hereby appoints Michael M. Morrissey, Deborah Burke and Jeffrey J. Hessekiel, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exelixis, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Exelixis, Inc. to be held at the offices of Exelixis, Inc. at 210 East Grand Avenue, South San Francisco, CA 94080 on Wednesday, May 27, 2015, at 8:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be marked, dated and signed, on the other side)